UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to 240. 14a-12

ABIOMED, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than The Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

ABIOMED, Inc.

22 Cherry Hill Drive

Danvers, Massachusetts 01923

Notice of Annual Meeting of Stockholders

To Be Held on August 13, 2014

The Annual Meeting of Stockholders of ABIOMED, Inc. will be held on August 13, 2014 at 8:00 a.m. at the offices of Foley Hoag LLP, Seaport West, 155 Seaport Boulevard, Boston, Massachusetts, for the following purposes:

1.	To consider and vote upon the election of two Class I directors;

2.	To consider and vote upon a non-binding advisory “say on pay” proposal to approve the compensation of our named executive officers;

3.	To consider and vote upon a proposal to approve amendments to our Second Amended and Restated 2008 Stock Incentive Plan, which include increasing by 1,700,000 shares the number of shares of common stock that we may issue under the Plan;

4.	To consider and vote upon ratification of the appointment of our independent registered public accounting firm; and

5.	To consider and act upon any other matter which may properly come before the Annual Meeting or any adjourned session thereof.

Our Board of Directors has fixed the close of business on June 27, 2014 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting. Accordingly, only stockholders of record at the close of business on June 27, 2014 will be entitled to vote at the Annual Meeting or any adjournments thereof.

By order of the Board of Directors

Peter M. Rosenblum, Secretary

Boston, Massachusetts

July 10, 2014

This proxy statement and the form of proxy are first being sent or given to stockholders on or about

July 14, 2014 pursuant to rules adopted by the Securities and Exchange Commission.

YOUR VOTE IS IMPORTANT

TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PAID ENVELOPE ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE BY FILING WITH OUR SECRETARY A WRITTEN REVOCATION, BY EXECUTING A PROXY WITH A LATER DATE, OR BY ATTENDING AND VOTING AT THE MEETING.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 13, 2014:

The Proxy Statement and 2014 Annual Report to Stockholders

are available at http://www.abiomed.com/proxy.

ABIOMED, Inc.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To be held on August 13, 2014

This proxy statement is furnished in connection with the solicitation of proxies by and on behalf of our Board of Directors for use at our Annual Meeting of Stockholders to be held at the offices of Foley Hoag LLP, Seaport West, 155 Seaport Boulevard, Boston, Massachusetts on August 13, 2014 and at any adjournment or adjournments thereof. We are a Delaware corporation and our principal executive offices are located at 22 Cherry Hill Drive, Danvers, Massachusetts 01923.

We will bear any cost of solicitation. Some of our officers and employees may solicit proxies by correspondence, telephone or in person, without extra compensation. We may also pay to banks, brokers, nominees and other fiduciaries their reasonable charges and expenses incurred in forwarding proxy material to their principals. It is expected that this proxy statement and the accompanying proxy will be mailed to our stockholders on or about July 14, 2014.

We have fixed the close of business on June 27, 2014 as the record date for the Annual Meeting. Only stockholders of record at the close of business on June 27, 2014 will be entitled to receive notice of, and to vote at, the Annual Meeting. As of June 27, 2014, there were outstanding and entitled to vote 40,353,823 shares of our common stock, $.01 par value per share. Our by-laws require that a majority in interest of all stock issued, outstanding and entitled to vote at a meeting shall constitute a quorum. Abstentions and broker non-votes will be counted as present or represented for purposes of determining the existence of a quorum. A “non-vote” occurs when a broker or nominee holding shares for a beneficial owner does not vote on a proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

Proposal No. 1 (election of directors) requires the affirmative vote of a plurality of the votes cast by holders of our common stock entitled to vote thereon, provided that a quorum is present. Proposal No. 2 (the advisory say on pay vote), Proposal No. 3 (the amendments to our Second Amended and Restated 2008 Stock Incentive Plan), and Proposal No. 4 (ratification of the appointment of our independent registered public accounting firm) each requires the affirmative vote of a majority of the votes cast by holders of our common stock entitled to vote thereon, provided that a quorum is present. Abstentions and broker non-votes will not be included in calculating the number of votes cast on Proposal No. 1, Proposal No. 2, Proposal No. 3, or Proposal No. 4. Votes will be tabulated by American Stock Transfer & Trust Company, our transfer agent.

THE ENCLOSED PROXY, IF EXECUTED AND RETURNED, WILL BE VOTED AS DIRECTED ON THE PROXY OR, IN THE ABSENCE OF SUCH DIRECTION, FOR THE NOMINEES FOR DIRECTOR (PROPOSAL NO. 1), FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (PROPOSAL NO. 2), FOR THE APPROVAL OF THE AMENDMENTS TO OUR SECOND AMENDED AND RESTATED 2008 STOCK INCENTIVE PLAN (PROPOSAL NO. 3), AND FOR THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL NO. 4). IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED BY THE HOLDERS OF THE PROXIES IN ACCORDANCE WITH THEIR BEST JUDGMENT. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE BY FILING WITH OUR SECRETARY A WRITTEN REVOCATION, BY EXECUTING A PROXY WITH A LATER DATE, OR BY ATTENDING AND VOTING AT THE MEETING.

Our annual report to stockholders for the fiscal year ended March 31, 2014, including financial statements audited by Deloitte & Touche LLP, our independent registered public accounting firm, is being sent to each of our stockholders simultaneously with this proxy statement. The notice of annual meeting, this proxy statement, and our 2014 annual report to stockholders are also available on the Internet at http://www.abiomed.com/proxy. This web site does not use “cookies” to track or identify visitors to the web site. Directions to the Annual Meeting are available on the Internet at http://www.foleyhoag.com/our-firm/Offices.aspx.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of seven directors and is divided into three classes. We refer to these classes as Class I, Class II and Class III. The term of one class of directors expires each year at the annual meeting of stockholders. Each director also continues to serve as a director until his or her successor is duly elected and qualified. This year, the term of the Class I directors is expiring.

Our Board of Directors has nominated Dorothy E. Puhy and Paul Thomas, each to serve as a Class I director for a three-year term, until the 2017 Annual Meeting of Stockholders, and until their respective successors have been duly elected and qualified.

Each of these nominees is currently serving on our Board of Directors. Ms. Puhy and Mr. Thomas were most recently elected by our stockholders as Class I directors at our Annual Meeting of Stockholders in August 2011. The term of each of Ms. Puhy and Mr. Thomas will expire at the upcoming annual meeting.

If any nominee at the time of the election is unable or unwilling to serve or is otherwise unavailable for election, and our Board of Directors designates another nominee, the persons named as proxies will vote the proxy for such substitute, if any. Our Board of Directors has no reason to believe that any of the proposed nominees will be unable or unwilling to serve. The proposed nominees are not being nominated pursuant to any arrangement or understanding with any person.

Our Board of Directors recommends that you vote FOR the election of Ms. Dorothy E. Puhy and Mr. Paul Thomas.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, which was enacted in July 2010, requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. We refer to this non-binding advisory vote as the “say on pay” vote. Although this vote is not binding on us, we value the opinion of our stockholders and will carefully consider the outcome of the vote as we make future decisions on executive compensation.

As described under the heading “Executive Compensation,” our compensation programs are designed to attract and retain our executive officers by offering compensation that is competitive with peer organizations. Our compensation is a mixture of cash payments as well as equity incentives which align executive outcomes with stockholder objectives. We review our compensation policies annually with the help of compensation consultants to ensure that our policies meet market expectations and are fair. We encourage you to carefully review the compensation discussion and analysis in this proxy statement for a complete discussion of the factors underlying the structure of our executive compensation program.

We are asking you to indicate your support for the compensation of our named executive officers as described in this proxy statement. The vote on this proposal is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement pursuant to Item 402 of Regulation S-K (including in the compensation discussion and analysis, compensation tables and accompanying narrative disclosures).

Accordingly, we ask our stockholders to vote in favor of the following resolution at the Annual Meeting:

“RESOLVED, the stockholders of ABIOMED, Inc. approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and accompanying narrative disclosures.”

Our Board of Directors recommends that you vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

PROPOSAL NO. 3

APPROVAL OF THE AMENDMENTS TO OUR

SECOND AMENDED AND RESTATED 2008 STOCK INCENTIVE PLAN

On June 26, 2014, our Board of Directors amended, subject to stockholder approval, our Second Amended and Restated 2008 Stock Incentive Plan (the “2008 Stock Incentive Plan”) to increase the number of shares available for issuance under the 2008 Stock Incentive Plan from 6,200,000 to 7,900,000, to treat cash buybacks of outstanding awards when the exercise price exceeds the fair market value of the underlying stock as repricing events requiring stockholder approval, and to require the actual consummation of a transaction to meet the definition of a change of control (as defined in our 2008 Stock Incentive Plan). If our stockholders do not approve the amendments, our 2008 Stock Incentive Plan will remain in effect and the total number of shares that may be issued pursuant to awards granted under our 2008 Stock Incentive Plan will remain at 6,200,000, and neither the list of actions treated as repricing nor the definition of change of control will be modified. These amounts are in addition to certain possible additional shares available under the 2008 Stock Incentive Plan based on awards available for grant under our prior stock incentive plans, as described further below. Approval of the amendments to our 2008 Stock Incentive Plan requires the affirmative vote of a majority of the votes cast by holders of our common stock entitled to vote thereon, provided that a quorum is present.

Reasons underlying Proposal No. 3

We are submitting Proposal No. 3 for stockholder approval to ensure that we will have a sufficient number of shares available under our 2008 Stock Incentive Plan to enable us to attract and retain executive officers, outside directors and other key employees in a fashion that our Board of Directors believes is beneficial to our firm and its stockholders, as well as to implement changes which our Board of Directors believe to be consistent with good governance practices. As of March 31, 2014:

•

stock options to purchase approximately 3,492,000 shares of our common stock were outstanding under our various stock incentive plans, at a weighted average exercise price of $13.27 per share, and with an estimated weighted average remaining life of 4.92 years;

•	approximately 1,174,000 shares of restricted stock and restricted stock units were outstanding under our various stock incentive plans; and

•

approximately 1,317,000 shares of our common stock were available for issuance under our 2008 Stock Incentive Plan, and no further shares of our common stock may be issued under our prior stock incentive plans. This number however may be increased to the extent shares previously issued under our prior stock incentive plans are forfeited in the future, as further described below.

Stockholder approval of the amendments to our 2008 Stock Incentive Plan has certain tax benefits. Our 2008 Stock Incentive Plan allows us to award “incentive stock options,” which receive favorable tax treatment under the tax code. Future stock option grants under our 2008 Stock Incentive Plan cannot qualify as incentive stock options unless the increase is approved by our stockholders.

Additionally, our 2008 Stock Incentive Plan is also specifically designed to preserve our ability to deduct the compensation we pay certain executive officers for income tax purposes. Section 162(m) of the Internal Revenue Code generally prevents us from deducting more than $1.0 million in compensation each year for our chief executive officer and each of our three most highly compensated executive officers other than the chief executive officer or chief financial officer. Compensation treated as “qualified performance-based compensation” under Section 162(m) is not subject to this limitation. Awards granted under our 2008 Stock Incentive Plan may be treated as “qualified performance-based compensation” only if the plan is approved by a majority vote of our stockholders.

Finally, as an issuer listed on the Nasdaq Global Market, we are required by the rules of the Nasdaq Stock Market to obtain stockholder approval of any stock option or purchase plan or other equity compensation arrangement under which our officers, directors, employees or consultants may acquire shares of our common stock, prior to our issuance of securities under such a plan.

Our Board of Directors recommends that you vote FOR the amendments to our 2008 Stock Incentive Plan.

Summary of our 2008 Stock Incentive Plan

The following is a summary of certain of the key provisions of our 2008 Stock Incentive Plan, as proposed to be amended. The full text of our 2008 Stock Incentive Plan, as proposed to be amended, is set forth in Appendix A.

Purpose of our 2008 Stock Incentive Plan

The purpose of our 2008 Stock Incentive Plan is to encourage and enable our officers, directors, employees and other persons providing services to us to acquire a proprietary interest in our company. It is anticipated that providing such persons with a direct stake in our welfare will assure a closer identification of their interests with our interests and those of our stockholders, thereby stimulating their efforts on our behalf and strengthening their desire to remain associated with us. Our 2008 Stock Incentive Plan was originally adopted by our Board of Directors on July 9, 2008 and approved by our stockholders at our Annual Meeting of Stockholders held on August 13, 2008. It was amended by our Board of Directors on July 8, 2009 and approved by our stockholders at our Annual Meeting of Stockholders on August 12, 2009. On July 8, 2010, our Board of Directors further amended our 2008 Stock Incentive Plan. This amendment was approved by our stockholders on August 11, 2010. Our 2008 Stock Incentive Plan was further amended by our Board of Directors on May 22, 2012, and this amendment was approved by our stockholders on August 8, 2012.

Types of awards authorized by our 2008 Stock Incentive Plan

Our 2008 Stock Incentive Plan authorizes the grant of the following types of incentive and performance awards to our officers, employees, and other persons providing services to us or our subsidiaries:

•	options to purchase shares of our common stock intended to qualify as incentive stock options, as defined in Section 422 of the Internal Revenue Code;

•	non-statutory options, which do not qualify as incentive stock options;

•	restricted stock awards consisting of shares of our common stock subject to restrictions;

•	unrestricted stock awards, consisting of shares of our common stock issued or sold without any restrictions under the plan;

•	performance share awards, entitling the recipient to acquire shares of our common stock upon the attainment of specified performance goals; and

•

stock appreciation rights, entitling the recipient, upon exercise of the rights, to receive from us a number of shares of our common stock having an aggregate fair market value equal to the difference in the fair market value of the stock on the exercise date and the exercise price of the right.

As of March 31, 2014, six directors (excluding Mr. Minogue, who is also an executive officer), six executive officers and approximately 505 non-executive officer employees were eligible to participate in the 2008 Stock Incentive Plan.

Shares subject to our 2008 Stock Incentive Plan

All of the shares that may be issued under our 2008 Stock Incentive Plan or by which awards granted under the plan are measured are shares of our authorized but unissued common stock. The maximum number of shares issuable under our 2008 Stock Incentive Plan is currently 6,200,000 (counted as further described below), which, if the amendments are approved, will be increased to 7,900,000. The plan automatically increases this maximum, but not by more than a total of 4,500,000 additional shares, as follows:

•

308,688 shares were added to the plan, representing the total number of shares that were available for future awards under our 1989 Non-Qualified Stock Option Plan for Non-Employee Directors, our 1998 Equity Incentive Plan and our 2000 Stock Incentive Plan as of August 13, 2008, the date our stockholders approved the 2008 Stock Incentive Plan; and

•

Up to 4,191,312 additional shares may be added to the plan to the extent that awards issued under our 1989 Non-Qualified Stock Option Plan for Non-Employee Directors, our 1998 Equity Incentive Plan and our 2000 Stock Incentive Plan are forfeited after August 13, 2008.

Each share of stock issued pursuant to a stock option or stock appreciation right counts as one share against the maximum number of shares issuable under our 2008 Stock Incentive Plan, while each share of stock issued pursuant to any other type of award counts as 1.5 shares against the maximum number of shares issuable under the plan for awards issued prior to August 11, 2010 and as 1.58 shares against the maximum number of shares issuable under the plan for awards other than stock options or stock appreciation rights issued on or after August 11, 2010. This is referred to as the fungibility ratio. The plan adjusts the maximum number of shares if we effect a capital readjustment or pay a stock dividend without receiving compensation in return. Whenever any outstanding award under the plan expires or terminates other than by exercise or payment (with the exception of any shares used to pay the exercise price of a stock option or to pay withholding taxes with respect to an award under the plan), the corresponding shares of common stock may again be the subject of plan awards. However, shares used to pay the exercise price of a stock option, shares used to pay withholding taxes, and shares subject to stock appreciation rights that are not issued upon the exercise of such stock appreciation rights are not available for future plan awards. Our 2008 Stock Incentive Plan authorizes awards of up to an aggregate of 300,000 shares of common stock to any one participant per year.

The last sale price of our common stock on June 27, 2014, as reported on the Nasdaq Global Market, was $24.60 per share.

Administration of our 2008 Stock Incentive Plan

Our 2008 Stock Incentive Plan is administered by the Compensation Committee of our Board of Directors, all of whose members qualify both as “non-employee directors” within the meaning of Section 16b-3 under the Securities Exchange Act of 1934 and as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code. In addition, the Compensation Committee may establish a Special Stock Option Committee that may grant stock option awards to non-executive officers and make all other determinations under the 2008 Stock Incentive Plan with respect to such awards. The Board of Directors has established such a Committee, consisting of Mr. Minogue who acts in such capacity after consultation with our Vice President, Chief Financial Officer and Treasurer, Mr. Robert L. Bowen and our Chief Operating Officer, Mr. David M. Weber.

The Compensation Committee or the Special Stock Option Committee selects the individuals who receive awards and determines the terms of each award, subject to the provisions of our 2008 Stock Incentive Plan. The Compensation Committee also has the power to make changes to outstanding awards under our 2008 Stock Incentive Plan, including the power to accelerate the vesting schedule of any award and to extend the expiration date of any option or stock appreciation right. However, the Compensation Committee does not have authority to reduce the exercise price of any stock option or stock appreciation right after the date of grant.

Upon granting an award under our 2008 Stock Incentive Plan, the Compensation Committee may require the award recipient to agree to enter into a standard “lock-up agreement,” which would prevent the recipient from disposing of any shares issued under the award for a period of not more than 215 days following the effective date of our registering any of our securities with the Securities and Exchange Commission.

Stock Options

Our 2008 Stock Incentive Plan authorizes the grant of options to purchase our common stock intended to qualify as incentive stock options, as defined in Section 422 of the Internal Revenue Code, and options that do not so qualify, which are non-statutory options. Incentive options may be granted under our 2008 Stock Incentive Plan to our employees or the employees of any of our subsidiaries, including directors and officers who are our employees or employees of any of our subsidiaries. Non-statutory options may be granted under our 2008 Stock Incentive Plan to our employees, or any employees of our subsidiaries, and to directors, consultants and other persons who render services to us or our subsidiaries, regardless of whether they are our employees or employees of any subsidiary.

The exercise price of any option granted under our 2008 Stock Incentive Plan must equal or exceed the fair market value of our common stock on the date of grant. The exercise price of incentive options granted under our 2008 Stock Incentive Plan to a person who owns more than 10% of the combined voting power of all classes of our outstanding capital stock or the capital stock of any of our subsidiaries, referred to as a greater-than-ten-percent stockholder, must equal or exceed 110% of the fair market value of our common stock on the date of grant.

Each option expires no later than ten years after the date of grant or, in the case of an incentive option granted to a greater-than-ten-percent stockholder, five years after the date of grant. The aggregate fair market value, at the time of grant, of shares issuable pursuant to incentive options that are exercisable for the first time in any calendar year may not exceed $100,000, unless a greater amount is permitted by law.

Except as otherwise provided by our Compensation Committee with respect to non-statutory options, stock options are not transferable except by will or by laws of descent and distribution, and during the holder’s lifetime are exercisable only by the holder. Our Compensation Committee determines, in its discretion, how and when non-statutory options will terminate. Incentive stock options will terminate as follows:

•

If the option holder’s employment with us terminates because of death, his or her incentive option may be exercised, to the extent exercisable at the time of termination, by the legal representative of the option holder, for a period of 180 days from the date of termination of employment or the stated expiration date of the option, whichever is earlier.

•

If the option holder’s employment with us terminates because of disability, as defined in our 2008 Stock Incentive Plan, his or her incentive option may be exercised, to the extent exercisable at the time of termination, for a period of 90 days from the date of termination of employment or the stated expiration date of the option, whichever is earlier.

•

If the option holder’s employment with us terminates because of retirement in accordance with our normal retirement policies, his or her incentive option is exercisable for a period of 90 days from the date of termination of the option holder’s employment or the stated expiration date of the option, whichever is earlier.

•	If the option holder’s employment is terminated by us for cause, as defined in our 2008 Stock Incentive Plan, his or her incentive option will immediately terminate.

•

If the option holder’s employment with us terminates for any reason other than those listed above, his or her incentive option may be exercised, to the extent it was exercisable at the time of termination, for a period of 30 days from the date of termination of employment or until the stated expiration date of the option, whichever is earlier.

The holder of an option may pay the exercise price for the shares subject to the option (a) in cash or by bank check in an amount equal to the exercise price for such shares, or (b) to the extent provided in the applicable agreement setting forth the terms and conditions of the option, by any one or more of the following: (i) in shares of our common stock having a fair market value equal to the aggregate exercise price of the option being exercised, (ii) by delivery of irrevocable instructions to a broker to deliver to us cash or a check payable to us for the aggregate exercise price, provided that the holder and the broker enter into an indemnity agreement or any other agreement that our Compensation Committee requires as a prerequisite to this method of payment, (iii) by reducing the number of shares that would otherwise be issued upon option exercise by a number of shares of common stock having a fair market value equal to the aggregate exercise price of the option being exercised, or (iv) by any combination of such methods of payment.

Restricted Stock Awards

The Compensation Committee may grant awards of restricted stock on the terms and conditions, and subject to the restrictions it designates in an award agreement. The recipient of a restricted stock award is issued shares of our common stock subject to the forfeiture, transferability and other restrictions, if any, set forth in our 2008 Stock Incentive Plan and the award agreement. The forfeiture and transferability restrictions are removed as the award vests based on a predetermined period provided in the award agreement, or based on pre-established performance goals, objectives and other conditions provided in the award agreement.

A recipient of a restricted stock award acquires all of the rights of a holder of our common stock with respect to the restricted shares issued pursuant to the award, whether vested or not, including the right to vote and to receive dividends. However, we may hold certificates representing the recipient’s restricted shares until all applicable restrictions lapse or are released. The recipient must forfeit all unvested restricted shares when the recipient’s employment with or provision of services to us terminates for any reason. Our Compensation Committee may waive any terms and conditions set forth in any restricted stock award agreement, subject to the terms of our 2008 Stock Incentive Plan.

Unrestricted Stock Awards

Our Compensation Committee may also grant awards of unrestricted stock, which are free of any restrictions under the 2008 Stock Incentive Plan. These may be granted or sold at a purchase price determined by our Compensation Committee, including in respect of past services or other valid consideration.

Performance Share Awards

Our Compensation Committee may grant a performance share award to any of our officers, directors, employees, or other persons providing services to us. Our Compensation Committee may determine whether and to whom performance share awards may be made, the periods during which the performance is to be measured and any other limitations and conditions applicable to the award, or to common stock issuable under the award. If the recipient of a performance share award attains the performance goals described in the performance share award agreement, we will issue the common stock to the participant as soon as practicable thereafter, but in no event later than two and one-half months after the calendar year in which the performance goal is attained.

Stock Appreciation Rights

Our Compensation Committee may grant stock appreciation rights to any of our officers, directors, employees, or other persons providing services to us. A stock appreciation right entitles the recipient, upon exercise of the rights, to receive from us a number of shares of our common stock having an aggregate fair market value equal to the difference in the fair market value of the stock on the exercise date and the exercise price stated in the right agreement provided to the participant by our Compensation Committee (which exercise price will equal or exceed the fair market value of our common stock on the date of grant of the right). Each stock appreciation right expires no later than ten years after the date of grant.

Repricing Prohibited without Stockholder Approval

Our 2008 Stock Incentive Plan prohibits the repricing of outstanding awards without prior stockholder approval. Repricing events include amendment of the exercise price, cancellation and regrant, exchange, or any other means of decreasing the exercise price of an outstanding award, except with respect to certain adjustments in connection with changes in our capital structure. If the amendments are approved, cancelling an option at a time when its exercise price exceeds the fair market value of the underlying stock, in exchange for cash, will also be treated as a repricing event requiring stockholder approval, unless the cancellation and exchange occurs in connection with a merger, consolidation, or other similar corporate transaction.

Change of Control

In the event of a change of control (as defined in our 2008 Stock Incentive Plan and described below), the following actions may be taken with respect to outstanding awards: (i) the Compensation Committee may accelerate the vesting of outstanding awards and waive any or all conditions and restrictions on such awards; (ii) upon prior written notice to each holder, the Compensation Committee may cancel all outstanding awards, provided that the exercisability of each award has been accelerated such that each holder has the right to exercise such award during the 10 days prior to the change of control; and (iii) after the change of control, each exercising holder will be entitled to receive (in lieu of our stock) the stock, cash, or other consideration received by our stockholders in connection with the change of control. A change of control generally means (i) the acquisition by a person or entity of 50% of our combined voting power, (ii) stockholder approval of a merger or consolidation immediately after which our stockholders cease to own more than 50% of the combined voting power of the Company or the surviving entity, and (iii) stockholder approval of a plan of liquidation or an agreement for the sale or disposition of all or substantially all of the Company’s assets. If the amendments are approved, an event described in (ii) above will only trigger a change of control if the transaction is actually consummated.

Amendment of our 2008 Stock Incentive Plan

According to the terms of our 2008 Stock Incentive Plan, our Board of Directors may amend or discontinue the 2008 Stock Incentive Plan at any time.

Federal Income Tax Information with Respect to our 2008 Stock Incentive Plan

Non-Statutory Options. The holder of a non-statutory option recognizes no income for federal tax purposes on the grant of the option. On the exercise of a non-statutory option, the difference between the fair market value of the underlying shares of common stock on the exercise date and the option exercise price is treated as compensation to the holder of the option taxable as ordinary income in the year of exercise. Such fair market value becomes the basis for the underlying shares which will be used in computing any capital gain or loss upon disposition of such shares. The capital gain or loss will be long-term capital gain or loss if the shares were held for more than one year after the exercise of the option.

Incentive Options. The holder of an incentive option recognizes no income for federal income tax purposes on the grant of the option. Except as provided below with respect to the alternative minimum tax, there is no tax upon exercise of an incentive option. If the holder does not dispose of the shares acquired upon exercise of the incentive option within two years from the date of the grant of the incentive option or within one year after exercise of the incentive option, any gain realized by the option holder on the subsequent sale of those shares will be treated as long-term capital gain for federal income tax purposes. If the holder sells the shares before the expiration of such two-year and one-year periods, known as a disqualifying disposition, the difference between the lesser of the value of the shares at the date of exercise or at the date of sale and the exercise price of the incentive option will be treated as compensation to the option holder taxable as ordinary income and the excess gain, if any, will be treated as capital gain. The capital gain will be long-term capital gain if the shares were held for more than one year after the exercise of the option.

The excess of the fair market value of the underlying shares of common stock over the exercise price at the time of exercise of an incentive option will constitute an item of tax preference for purposes of the alternative minimum tax. Taxpayers who will incur the alternative minimum tax will be allowed a credit which may be carried forward indefinitely to be used as a credit against the taxpayer’s regular tax liability in a later year; however, the alternative minimum tax credit cannot reduce the regular tax below the alternative minimum tax for that carryover year.

Restricted Stock Awards. The recipient of a restricted stock award usually recognizes ordinary income only as the shares of restricted stock issued in connection with the award vest. Upon vesting, the recipient recognizes ordinary income in an amount equal to the excess, if any, of the fair market value of the vested shares at the time of vesting over any amount paid by the recipient for the vested shares. Upon the subsequent resale of such vested shares, the recipient will recognize capital gain or loss, as the case may be, in an amount equal to the difference between the amount the recipient receives in exchange for the vested shares and the fair market value of the vested shares at the time of vesting. The gain or loss will be long-term capital gain or loss, if more than one year has passed since the shares vested.

However, the recipient of a restricted stock award may elect to recognize ordinary income upon the receipt, not the vesting, of shares of restricted stock in connection with the award in accordance with Section 83(b) of the Internal Revenue Code. In this case, the recipient recognizes ordinary income in an amount equal to the excess, if any, of the fair market value of the shares at the time the recipient received the shares over the amount the recipient paid for the shares. Upon the subsequent resale of such vested shares, the recipient will recognize capital gain or loss, as the case may be, in an amount equal to the difference between the amount the recipient receives in exchange for the vested shares and the fair market value of the vested shares at the time the recipient received the shares. The gain or loss will be long-term capital gain or loss, if at the time of such resale more than one year has passed since the recipient received the shares.

Unrestricted Stock Awards. The recipient of an unrestricted stock award will recognize as ordinary income the difference between the fair market value of the common stock granted pursuant to the unrestricted stock award and the amount, if any, the recipient paid for such stock in the taxable year the recipient receives the common stock. The recipient’s basis in any common stock received pursuant to the grant of an unrestricted stock award will be equal to the fair market value of the common stock on the date of receipt of the common stock. Any gain realized by the recipient of an unrestricted stock award upon a subsequent disposition of such common stock will be treated as long-term capital gain, if at the time of such disposition more than one year has passed since the recipient received the shares.

Performance Share Awards. The recipient of a performance share award recognizes no income until the recipient receives shares of our common stock in connection with the award. Upon the receipt of shares, the recipient recognizes ordinary income in an amount equal to the fair market value of the common stock issued pursuant to the award. The recipient’s basis in common stock received pursuant to a performance share award will be equal to the fair market value of the common stock on the date of receipt of the common stock. Any gain realized by the recipient of a performance share award upon a subsequent disposition of such common stock will be treated as long-term capital gain if at the time of such disposition more than one year has passed since the recipient received the shares.

Stock Appreciation Rights. The recipient of a stock appreciation right recognizes no income for federal tax purposes on the grant of the stock appreciation right. Upon the receipt of shares issued upon exercise of a stock appreciation right, the recipient recognizes ordinary income in an amount equal to the fair market value of the common stock issued pursuant to the award. The recipient’s basis in common stock received pursuant to a stock appreciation right will be equal to the fair market value of the common stock on the date of receipt of the common stock. Any gain realized by the recipient of a stock appreciation right upon a subsequent disposition of such common stock will be treated as long-term capital gain, if at the time of such disposition more than one year has passed since the recipient received the shares. If the recipient of a stock appreciation right does not exercise the right, the excess of the fair market value of our common stock on the last day of the term of the stock appreciation right over the exercise price of the stock appreciation right, if any, multiplied by the number of shares of common stock subject to the stock appreciation right, is treated as compensation to the recipient and is taxable as ordinary income in the year the stock appreciation right lapses.

Subject to certain limitations, we may generally deduct on our corporate income tax returns an amount equal to the amount recognized as ordinary income by a recipient of an award under our 2008 Stock Incentive Plan in the year in which the recipient recognizes ordinary income upon the exercise of a non-statutory stock option, the disqualifying disposition of an incentive stock option, the receipt or vesting of shares of stock in connection with a restricted stock award, or the receipt of shares of stock in connection with an unrestricted stock award, a performance share award or a stock appreciation right.

Section 162(m) of the Internal Revenue Code generally prevents us from deducting more than $1.0 million in compensation each year for our chief executive officer and each of our three most highly compensated executive officers other than the chief executive officer or chief financial officer. Performance-based compensation that meets criteria established by the Internal Revenue Service, however, is not subject to this limitation. Some of the awards that we grant under our 2008 Stock Incentive Plan may not qualify as such performance-based compensation. Accordingly, we may be unable to deduct some or all of the amounts that may be recognized as ordinary income by these executive officers.

Our 2008 Stock Incentive Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, nor is the 2008 Stock Incentive Plan qualified under Section 401(a) of the Internal Revenue Code.

New Plan Benefits

Except as described below, the following table sets forth information concerning the benefits or amounts under our 2008 Stock Incentive Plan, amended as set forth in Proposal No. 3, that we can determine will be received by:

•	each named executive officer that is currently an executive officer;

•	all current executive officers, as a group;

•	all current directors who are not executive officers, as a group; and

•	all employees who are not executive officers, as a group.

The equity grants we made to our named executive officers during fiscal 2014 are described elsewhere in this proxy statement.

Because the grant of awards under the plan is discretionary, the persons and groups listed in the following table may receive additional awards under our 2008 Stock Incentive Plan. Our 2008 Stock Incentive Plan limits the number of shares of common stock subject to awards granted under the plan to a single recipient in any calendar year to 300,000.

New Plan Benefits

Our 2008 Stock Incentive Plan

Name and position	Dollar value ($)		Securities underlying awards granted (#)
Michael R. Minogue	—		—
Chairman, President and Chief Executive Officer
Robert L. Bowen	—		—
Vice President, Chief Financial Officer and Treasurer
David M. Weber	—		—
Chief Operating Officer
William J. Bolt	—		—
Senior Vice President, Global Product Operations
Michael G. Howley	—		—
Vice President and General Manager, Global Sales
All current executive officers, as a group (1)	—		—
All current directors who are not executive officers, as a group	—	(2)	46,440	(2)
All employees who are not executive officers, as a group (3)	—		—

(1)	We currently have six executive officers who are eligible to receive awards under our 2008 Stock Incentive Plan.
(2)	We currently have six directors who are not executive officers and are eligible to receive awards under our 2008 Stock Incentive Plan. It is currently our policy to grant each non-employee director who continues to be a director following our annual meeting of stockholders a performance share award in the form of restricted stock units covering 7,740 shares of our common stock, which will vest annually over three years beginning on the first anniversary of the date of grant. The amount shown in the table represents the aggregate number of shares of common stock represented by these awards that will be issued following our 2014 Annual Meeting of Stockholders, assuming that we will have six non-employee directors who will be re-elected as our directors at the annual meeting or whose term will continue after the annual meeting. We cannot determine the dollar value of these awards until the date of grant.
(3)	As of March 31, 2014, we had approximately 505 employees who were not executive officers and who would be eligible to receive awards under our 2008 Stock Incentive Plan.

PROPOSAL NO. 4

RATIFICATION OF APPOINTMENT OF OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal No. 4 concerns the ratification of the appointment by our Audit Committee of Deloitte & Touche LLP to be our independent registered public accounting firm for the fiscal year ending March 31, 2015.

Under rules of the Securities and Exchange Commission, or SEC, and the Nasdaq Stock Market, the appointment of our independent registered public accounting firm is the direct responsibility of our Audit Committee. Although ratification by our stockholders of this appointment is not required by law, our Board of Directors believes that seeking stockholder ratification is a good practice, which provides stockholders an avenue to express their views on this important matter.

Our Audit Committee has reappointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2015. Our Board of Directors recommends that stockholders vote to ratify the appointment. If our stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee may reconsider its decision. In any case, the Audit Committee may, in its discretion, appoint a new independent registered public accounting firm at any time during the year if it believes that such change would be in our best interest and the best interest of our stockholders. We expect that representatives of Deloitte & Touche LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions from stockholders.

Our Board of Directors recommends that you vote FOR the proposal to ratify the appointment by our Audit Committee of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2015.

EXECUTIVE OFFICERS AND DIRECTORS

Our executive officers and directors as of July 10, 2014 are as follows:

Name	Age	Position
Michael R. Minogue (1)(2)	47	Chairman, President and Chief Executive Officer
W. Gerald Austen (1)(3)	84	Director
Louis E. Lataif (4)	75	Director
Dorothy E. Puhy (4)(5)	62	Director
Martin P. Sutter (3)(5)	59	Director
Henri A. Termeer (1)(3)(4)	68	Director
Paul Thomas (5)	58	Director
Robert L. Bowen	64	Vice President, Chief Financial Officer and Treasurer
David M. Weber	52	Chief Operating Officer
William J. Bolt	62	Senior Vice President, Global Product Operations
Andrew Greenfield	41	Vice President and General Manager, Global Marketing
Michael G. Howley	50	Vice President and General Manager, Global Sales

(1)	Member of the Executive Committee
(2)	Member of the Special Stock Option Committee
(3)	Member of the Compensation Committee
(4)	Member of the Audit Committee
(5)	Member of the Governance and Nominating Committee

Our Board of Directors is divided into three classes. The term of one class of directors expires each year at our annual meeting of stockholders. Each director also continues to serve as a director until his or her successor is duly elected and qualified. Ms. Puhy and Mr. Thomas currently serve as Class I directors; their term of office expires in 2014. Messrs. Lataif and Termeer currently serve as Class II directors; their term of office expires in 2015. Dr. Austen and Messrs. Minogue and Sutter currently serve as Class III directors; their term of office expires in 2016. Our executive officers are elected by, and serve at the discretion of, our Board of Directors. There are no family relationships among our directors and executive officers.

Mr. Michael R. Minogue has served as our Chief Executive Officer, President and a director since April 2004. In June 2005 he was appointed Chairman of our Board of Directors. Prior to joining us, Mr. Minogue had a twelve-year career at General Electric, or GE. Most recently, Mr. Minogue was Vice President and General Manager of Americas Sales and Marketing for GE Medical Systems Information Technology. From 1997 to 2004 Mr. Minogue held various positions at GE including General Manager for the Global Positron Emission Technology Business, General Manager, Americas Cardiology & IT Sales and General Manager, Global Installed Base. Prior to joining GE, Mr. Minogue served on active duty for four years as an infantry officer in the U.S. Army and received multiple awards. Mr. Minogue received his Bachelor of Science in Engineering Management from the United States Military Academy at West Point and his Master of Business Administration from the University of Chicago. Mr. Minogue currently serves on the Board of Directors of the Advanced Medical Technology Association, or AdvaMed. He was formerly our designee on the Board of Directors of World Heart Corporation, and was formerly on the Board of Directors of LifeCell Corporation, which was acquired by Kinetic Concepts, Inc. in May 2008. We believe that Mr. Minogue’s leadership position at our company, his management abilities and experience, and his extensive knowledge of our industry gained from his senior executive roles at GE qualify him to serve as a member of our Board of Directors.

Dr. W. Gerald Austen has served as a director since May 1985. Dr. Austen has served as the chair of the Massachusetts General Hospital Chief’s Counsel since 1992. From 1974 to 2011, he was the Edward D. Churchill Professor of Surgery at Harvard Medical School and at Massachusetts General Hospital. In 2011, he was named the Edward D. Churchill Distinguished Professor of Surgery at Harvard Medical School and at

Massachusetts General Hospital. From 1969 to 1997, Dr. Austen was chief of the surgical services at Massachusetts General Hospital. Dr. Austen is the former President of the American College of Surgeons, the American Association for Thoracic Surgery, the American Surgical Association and the Massachusetts and American Heart Associations. Dr. Austen is a member emeritus of the Institute of Medicine of the National Academy of Sciences, a fellow of the American Academy of Arts and Sciences, a life member emeritus of the corporation of the Massachusetts Institute of Technology, or MIT, and Chairman emeritus of the board of trustees of the John S. and James L. Knight Foundation. Dr. Austen received his Bachelor of Science from MIT and his Doctor of Medicine from Harvard Medical School. We believe that Dr. Austen’s long and distinguished career as a surgeon, his significant professional expertise and background in medical and technical issues and his extensive experience in our industry and with our company qualifies him to serve as a member of our Board of Directors.

Mr. Louis E. Lataif has served as a director since September 2005. From 1991 through 2010, Mr. Lataif served as Dean of the Boston University School of Management. Prior to joining Boston University in 1991, Mr. Lataif worked with Ford Motor Company for more than 27 years and retired as a corporate officer. He also served as President of Ford of Europe, with extensive global experience. He earned a Bachelor of Science from Boston University and his Master of Business Administration from Harvard University. In addition, he holds three honorary doctoral degrees. Mr. Lataif is a trustee of the Iacocca Foundation, a board member of Interaudi Bank and a member of the Cannon Design International Advisory Board. We believe that Mr. Lataif’s extensive experience as a corporate officer of a Fortune 500 company as well as his expertise in corporate management practices qualifies him to serve as a member of our Board of Directors.

Ms. Dorothy E. Puhy has served as a director since August 2003 and as our Lead Director since October 2005. Ms. Puhy has served as Executive Vice President and Chief Operating Officer for the Dana-Farber Cancer Institute since 2012. Ms. Puhy previously served as the Chief Financial Officer of Dana-Farber Cancer Institute from 1994 to 2012 and as its Assistant Treasurer from 1995 to 2012. From 1985 to 1994 Ms. Puhy held various financial positions at the New England Medical Center Hospitals, Inc., including Chief Financial Officer from 1989 to 1994. Ms. Puhy is also a director of Eaton Vance Corp. Ms. Puhy received her Bachelor of Arts from the University of Pennsylvania and her Master of Business Administration from the Wharton School of Business at the University of Pennsylvania. We believe that Ms. Puhy’s extensive industry knowledge, her financial acumen, her executive level experience at a major medical research institute and her extensive industry knowledge qualify her to serve as a member of our Board of Directors.

Mr. Martin P. Sutter has served as a director since May 2008. Since 1994, Mr. Sutter has been a managing director of Essex Woodlands Health Ventures, a healthcare focused growth equity firm he co-founded. Mr. Sutter has more than 30 years of management experience in operations, marketing, finance and venture capital. Mr. Sutter currently serves on the Board of Directors of QSpex Technologies, Inc., a manufacturer of prescription spectacle lenses, and on the Board of Managers of Bioventus LLC, a strategic partnership between Essex Woodlands and Smith & Nephew plc, a global medical technology business based in the United Kingdom. Mr. Sutter holds a Bachelors of Science from Louisiana State University and a Masters of Business Administration from the University of Houston. We believe that Mr. Sutter’s in depth knowledge of the medical device industry, his skills as an investor in developing medical device companies, his extensive board experience, his work as a successful healthcare investor and his position as a representative of a large stockholder in our company qualify him to serve as a member of our Board of Directors.

Mr. Henri A. Termeer has served as a director since May 1987. Prior to Genzyme Corporation’s acquisition in April 2011 by Sanofi, Mr. Termeer had been the President, and a director of Genzyme Corporation since 1983, its Chief Executive Officer since 1985 and its Chairman since 1988. Mr. Termeer is a member of the Board of Directors of the Massachusetts Institute of Technology, Massachusetts General Hospital and Partners HealthCare. Mr. Termeer is a member of the Board of Fellows of Harvard Medical School. He is also the Chairman of the Board of Aveo Pharmaceuticals and member of the Board of Directors of Verastem, Inc. and Allergan, Inc. Mr. Termeer served as the Deputy Chairman of the Federal Reserve Bank of Boston from 2007 to 2009 and as its Chairman from 2010 through the end of 2011. Mr. Termeer studied economics at the Economische Hogeschool at Erasmus University in The Netherlands and received his Master of Business

Administration from the Darden School of Business at the University of Virginia. We believe that Mr. Termeer’s senior executive experience managing and developing a major public biotechnology company, his management expertise and his deep industry experience qualify him to serve as a member of our Board of Directors.

Mr. Paul Thomas has served as a director since May 2011. Mr. Thomas has been the Chief Executive Officer of Roka Bioscience, Inc. since September 2009. Previously he served as Chairman, Chief Executive Officer, and President of LifeCell Corporation from October 1998 until August 2008. Prior to joining LifeCell, Mr. Thomas held various senior positions during a 15-year tenure with the Pharmaceutical Products division of Ohmeda Inc. Mr. Thomas currently serves on the Board of Directors of Aegerion Pharmaceuticals, Inc. and was a member of the Board of Directors of Orthovita, Inc. until its sale in June 2011 to Stryker Corporation. Mr. Thomas received his Bachelor of Science in Chemistry from St. Michael’s College, his Master of Business Administration from Columbia University, and completed his postgraduate studies in chemistry at the University of Georgia. We believe that Mr. Thomas’ extensive leadership experience with companies in the life sciences industry qualifies him to serve as a member of our Board of Directors.

Our executive officers who are not also directors are listed below:

Mr. Robert L. Bowen joined us in December 2008 as our Vice President, Chief Financial Officer and Treasurer. From December 2005 until November 2008, Mr. Bowen was Vice President and Chief Financial Officer of GSI Group, a supplier of lasers, laser systems and precision motion technologies. From November 2003 to December 2005, Mr. Bowen was an independent consultant and co-founder of Graystone Capital Partners LLC. From December 2000 to October 2003, Mr. Bowen was Vice President and Chief Financial Officer of Cytyc Corporation, a maker of cancer diagnostic and other medical devices, and prior to that, Chief Financial Officer for the European Region for Case Corporation. Mr. Bowen also held a variety of financial positions at General Electric over a 20 year span. Mr. Bowen has a Bachelor of Business Administration from Ohio University and a Master of Business Administration from New York University’s Stern School.

Dr. David M. Weber joined us in April 2007 as our Chief Operating Officer. Prior to joining us, Dr. Weber served as General Manager, Aviation Business at GE Security—Homeland Protection from April 2005 until April 2007 where he led GE Security’s Aviation and Transportation Business and was responsible for product development, marketing and sales. From June 2004 until April 2005, he served as General Manager, MRI Marketing at GE Healthcare where he was responsible for strategic product planning, go-to-market and product launch activities including developing product roadmaps and introducing new product technologies to the market, and from March 2001 until June 2004, he served as Manager, Global High Field MRI Business, GE Medical Systems where he was responsible for new product planning and development. Dr. Weber has a Bachelor of Science in physics from Denison University, a Bachelor of Science in Nuclear Engineering from Columbia University, a Master of Science in Medical Physics from the University of Wisconsin–Madison, and a Doctor of Philosophy in Medical Physics from the University of Wisconsin–Madison.

Mr. William J. Bolt joined us in June 1982 and serves as our Senior Vice President, Global Product Operations. He is currently responsible for all product development, management, engineering, regulatory and quality functions. From 2006 to 2009 he was responsible, at different times, for quality regulatory and engineering functions. From 2003 to 2006 he was responsible for our quality and service functions. He was responsible for all product development and the AbioCor program from 2000-2003, and for BVS and AB5000 development from 1999-2003. From 1994 to 1999, he was President of our former dental subsidiary, ABIODENT. From 1982 to 1994, he served in various roles, from Vice President of Engineering to Vice President of Operations. Mr. Bolt received both his Bachelor of Science in Electrical Engineering and Master of Business Administration from Northeastern University.

Mr. Andrew Greenfield joined us in January 2005 and serves as our Vice President and General Manager of Global Marketing. Prior to joining us, Mr. Greenfield held multiple positions at GE Healthcare since October 1999, including consulting with large U.S. health systems in the Enterprise Client Group from November 2003 to January 2005, Six Sigma Master Black Belt from January 2002 to November 2003, and

Finance Manager from October 1999 to January 2002. Prior to GE Healthcare, he held multiple positions in marketing and sales management at the Boeing Company, including Project Manager and European Country Manager. He received his Bachelor of Science in Finance from the University of Illinois and his Master of Business Administration from St. Louis University.

Mr. Michael G. Howley joined us in March 2009 and serves as our Vice President and General Manager of Global Sales. Prior to joining us, Mr. Howley spent 20 years at GE Healthcare. From February 2006 to February 2009, he was General Manager at GE Healthcare, overseeing the Americas X-ray and Interventional Radiology division. From April 2004 to February 2006, Mr. Howley held the General Manager position for the Clinical Information Systems at GE. From October 2002 to April 2004, he was the Americas Sales Manager of Functional and Molecular Imaging. Prior to this role, Mr. Howley held several other national and regional sales positions at GE, beginning his tenure with GE in 1989. Mr. Howley has a Bachelor of Science in Business Administration and Marketing from Auburn University.

CORPORATE GOVERNANCE

Board Leadership

Chief Executive Officer and Chairman. Our Board does not have a formal policy regarding whether the same person should serve as both the Chief Executive Officer and Chairman of the Board and believes that it should retain the flexibility to make this determination in the manner it believes will provide the most appropriate leadership for our company from time to time. The Chairman of the Board is elected annually by our Directors. Currently, our Chief Executive Officer, Mr. Minogue, serves as Chairman of our Board of Directors.

Lead Director. In October 2005, our Board of Directors designated Dorothy Puhy as its first Lead Director. The position of Lead Director is to be held by one of our independent directors and carries with it responsibilities beyond those of the other directors, including but not limited to: organizing and chairing a session with our independent directors to occur once each board meeting; working with the Compensation Committee to set performance goals for our Chief Executive Officer and to evaluate the Chief Executive Officer’s performance for the prior year; working with the Chairman to formulate the agenda for board meetings; acting as a liaison between the Chairman and the Board of Directors; and leading with the Chief Executive Officer an annual discussion of succession planning.

Director Independence

Our Board of Directors has determined that, with the exception of Mr. Minogue who is our employee, all of the members of our Board of Directors are “independent directors” under the applicable rules of the Nasdaq Stock Market. Our Board of Directors has also determined that each member of our Audit Committee, Compensation Committee and Governance and Nominating Committee is an “independent director” under the rules of the Nasdaq Stock Market applicable to such committees.

Attendance at Annual Meeting of Stockholders

It is our policy that, to the extent reasonably practicable, directors should attend our Annual Meeting of Stockholders. All of our directors who were serving on our Board at the time of our 2013 Annual Meeting of Stockholders attended the meeting.

Board Role in Risk Oversight

Our Board of Directors, as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant Board committees that report on their deliberations to the Board. The oversight responsibility of the Board and its committees is enabled by management reporting to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. We believe that our Board’s ability to discharge its risk oversight is enhanced by the service of our Chief Executive Officer as Chairman of the Board and by our institution of the role of Lead Director.

The Board and its committees oversee risks associated with their respective principal areas of focus, as summarized below.

Board/Committee	Primary Areas of Risk Oversight

Full Board	Strategic, financial and execution risks and exposures associated with the annual operating plan, budget and longer term strategic plan; litigation and regulatory exposures and other current matters that may present material risk to our operations, plans, prospects or reputation; acquisitions and divestitures; senior management succession planning.

Audit Committee	Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, audit oversight, internal control over financial reporting, financial policies, investment guidelines and credit and liquidity matters.

Governance and Nominating Committee	Risks and exposures relating to our corporate governance; director succession planning.

Compensation Committee	Risks and exposures associated with executive compensation programs and arrangements, including incentive plans.

Meetings of the Board of Directors

Board Meetings. Our Board of Directors held four meetings during the fiscal year ended March 31, 2014 and acted by written consent one time. Each of our directors attended at least 75% of the aggregate number of meetings of the Board and Committees of which he or she was a member held during the fiscal year ended March 31, 2014.

Meetings of Independent Directors. Our independent directors are expected to meet without management present at least twice per year.

Executive Committee Meetings. Our Board of Directors has an Executive Committee, which is currently composed of W. Gerald Austen, Michael R. Minogue and Henri A. Termeer. The Executive Committee has, and may exercise, all the powers and authority of the Board of Directors, except those which by law may not be delegated to it by the Board. The Executive Committee did not act during the fiscal year ended March 31, 2014.

Audit Committee Meetings. Our Board of Directors has an Audit Committee, which is currently composed of Louis E. Lataif, Dorothy E. Puhy (Chair) and Henri A. Termeer. Our Board of Directors has determined that all members of the Audit Committee are financially sophisticated within the meaning of the Nasdaq listing standards and our Board has also determined that Ms. Puhy, who serves as Chair of the Committee, qualifies as an “Audit Committee financial expert” within the meaning of the applicable SEC rules and regulations. The responsibilities of our Audit Committee are detailed in our audit committee charter, a copy of which is available through the “Our Company—Corporate Governance” section of our website, located at www.abiomed.com. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In addition, the Audit Committee’s responsibilities include reviewing the adequacy and effectiveness of accounting and financial controls, reviewing our financial reporting practices, meeting with our independent accountants to review the results of the annual audit and quarterly reviews and reviewing the implementation by management of recommendations made by the independent accountants. During the fiscal year ended March 31, 2014, the Audit Committee held six meetings and did not act by written consent.

Compensation Committee Meetings. Our Compensation Committee is currently composed of W. Gerald Austen, Martin P. Sutter (Chair) and Henri A. Termeer. Our Lead Director, Dorothy E. Puhy, participates in meetings of the Compensation Committee as described above under “Lead Director”. The responsibilities of the Compensation Committee are detailed in our compensation committee charter, a copy of which is available through the “Our Company—Corporate Governance” section of our website, located at www.abiomed.com. The Compensation Committee is responsible for establishing the compensation and bonuses of executive officers, determining the persons to whom equity awards, including both incentive stock options and non-qualified stock options, restricted stock and restricted stock units will be granted, other than to the extent that the grant of options has been delegated by the committee to the Special Stock Option Committee, and adopting rules and making other determinations with respect to the administration of our equity incentive plans, employee stock purchase plan and 401(k) plan. During the fiscal year ended March 31, 2014, the Compensation Committee held four meetings and acted by written consent two times.

Governance and Nominating Committee Meetings. Our Governance and Nominating Committee is currently composed of Dorothy E. Puhy, Martin P. Sutter and Paul Thomas (Chair). The responsibilities of the Governance and Nominating Committee are detailed in our governance and nominating committee charter, a copy of which is available through the “Our Company—Corporate Governance” section of our website, located at www.abiomed.com. The Governance and Nominating Committee is responsible for leading the search for individuals qualified to become members of our Board of Directors, including the review of candidates recommended by our stockholders. Our stockholders may propose nominees for consideration by the Governance and Nominating Committee by submitting names and supporting information in writing to: Corporate Secretary, ABIOMED, Inc., 22 Cherry Hill Drive, Danvers, Massachusetts 01923. Supporting information should include all information relating to such person that would be required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934. Nominations must be received not less than 45 days nor more than 60 days prior to any meeting of our stockholders called for the election of directors. Candidates who are recommended by our stockholders will be considered on the same basis as candidates from other sources. For all potential candidates, the Governance and Nominating Committee will consider all factors it deems relevant, including at a minimum those listed under “Director Qualification Standards” below. During the fiscal year ended March 31, 2014, the Governance and Nominating Committee held four meetings and did not act by written consent.

Director Qualification Standards

Candidates for membership to our Board of Directors should be individuals who possess the highest personal and professional ethics and integrity and have demonstrated professional achievement and leadership capabilities. The Governance and Nominating Committee seeks candidates with a broad diversity of knowledge, experience and demonstrated expertise in an area or areas of importance to our company, such as management, finance, marketing, technology, medicine, human resources, public policy and law. The Committee also considers traditional diversity factors such as race or gender but has no formal policy, guidelines or procedures with respect to consideration of diversity in the nominating process. All candidates must evidence a commitment to devote the substantial time and energy required of productive board members.

Code of Conduct and Ethics

All of our directors, officers and employees must act ethically, legally and with integrity at all times and are required to comply with our Code of Conduct and Ethics, as well as our other policies and standards of conduct. A copy of our Code of Conduct and Ethics is available through the “Our Company—Code of Conduct” section of our website, located at www.abiomed.com. Our Code of Conduct and Ethics may also be obtained, without charge, by written request to our Compliance Officer at ABIOMED, Inc., 22 Cherry Hill Drive, Danvers, Massachusetts 01923.

Communications with Directors

Stockholders and other interested persons may send communications to the directors. Written correspondence should be addressed to the director or directors in care of the Compliance Officer at ABIOMED, Inc., 22 Cherry Hill Drive, Danvers, Massachusetts 01923. Stockholders and other interested persons may also send email to the directors at directors@abiomed.com. All communications will be received and reviewed by our Compliance Officer. Complaints or concerns relating to our financial reporting, accounting, internal accounting controls or auditing will be referred to the chair of our Audit Committee. Other communications may be referred to the directors as a group, or to an individual director, as appropriate.

Compensation of Directors

For fiscal 2014, each of our non-employee directors received an annual retainer of $45,000 or an equivalent value of our common stock, determined as of the date of grant, at the individual’s option. Our Lead Director receives an additional $25,000 annually. The Chair of our Audit Committee receives an additional $20,000 annually, the Chair of our Compensation Committee receives an additional $15,000 annually, and the Chair of our Nominating and Governance Committee receives an additional $10,000 annually. In addition, members of our Audit Committee each receive an additional $10,000 annually, members of our Compensation Committee each receive an additional $7,500 annually and members of our Nominating and Governance Committee each receive an additional $5,000 annually. If our Board of Directors or any of its Committees has an unusually large number of meetings in any one year, our Board of Directors has the authority to pay each Director an additional $1,200 for attendance at meetings of our Board of Directors and $1,000 for attendance at meetings of Committees of our Board. Similarly, our Board of Directors has the authority to pay $1,000 to the Chair of our Audit Committee for attendance at meetings of our Audit Committee, $1,000 to the Chair of our Compensation Committee for attendance at meetings of our Compensation Committee, and $1,300 to the Chair of our Nominating and Governance Committee for attendance at meetings of our Nominating and Governance Committee. We made no such additional payments in fiscal 2014.

The annual equity compensation awarded to each non-employee director who continues to serve as a director after our annual meeting or special meeting in lieu thereof will be a performance share award in the form of restricted stock units covering 7,740 shares of our common stock, which will vest annually over three years beginning on the date of the next annual meeting. We have also established guidelines that require each director to beneficially own shares of our common stock with the equivalent value, as of the acquisition date, of at least three times the annual cash retainer for a Director, which is currently $45,000. Each director is expected to achieve such stock ownership requirements within five years of the adoption of the guidelines, which were issued in 2011.

We are able to award non-qualified stock options to our non-employee directors under our 2008 Stock Incentive Plan. The currently eligible non-employee directors are Dr. Austen, Ms. Puhy, and Messrs. Lataif, Sutter, Termeer and Thomas. It is also currently our policy to grant a stock option to purchase 25,000 shares of our common stock upon the appointment of new non-employee directors, with an exercise price equal to the fair market value of our common stock on the date of grant, and vesting annually over five years.

Our directors are also eligible for additional compensation in the event that they perform additional services for us in excess of the normal time commitments we expect of our directors. In fiscal 2014, we paid no such additional compensation.

The following table provides information regarding the compensation earned by our non-employee directors with respect to fiscal 2014. The compensation of Michael R. Minogue, our Chairman, is reported below under the heading “Executive Compensation.”

Compensation of Non-Employee Directors

for Fiscal 2014

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
W. Gerald Austen(2)	$52,500	$210,558	$263,058
Louis E. Lataif	55,000	181,735	236,735
Dorothy E. Puhy	95,000	181,735	276,735
Martin P. Sutter(3)	65,000	181,735	246,735
Henri A. Termeer	62,500	181,735	244,235
Paul Thomas	52,000	181,735	233,735

(1)	Amounts shown for directors other than W. Gerald Austen represent the aggregate grant date fair value of 7,740 restricted stock units granted on August 14, 2013 to each such eligible non-employee director under our 2008 Stock Incentive Plan, computed in accordance with FASB ASC Topic 718. The amount shown for Dr. Austen represents the aggregate grant date fair value of 7,401 restricted stock units granted to him on March 4, 2014 and valuation in accordance with FASB ASC Topic 718 as of that date in light of an increase in the market price of our common stock after August 14, 2013. As required by applicable SEC rules, awards are reported in the year of grant.
(2)	The restricted stock units granted to Dr. Austen for fiscal 2014 were granted on March 4, 2014. Dr. Austen declined to receive any compensation in the form of stock awards in fiscal 2013 because under the terms of the then effective conflict of interest policy of his employer, Partners Healthcare System, Inc., senior officials of Partners Healthcare hospitals were not allowed to receive stock or options from any company in the medical industry on which they serve on the board of directors. Based on recent changes to this policy, Dr. Austen was able to receive stock awards in fiscal 2014 commencing on the effective date of such changes.
(3)	Martin P. Sutter elected to receive all fees payable to him for his service as a director in fiscal 2014 in shares of our common stock. As a result, we issued to him 760 shares of our common stock on June 28, 2013, 852 shares of our common stock on September 30, 2013, 607 shares of our common stock on December 31, 2013 and 625 shares of our common stock on March 31, 2014. All shares of common stock granted to Mr. Sutter in fiscal 2014 were based on the closing price at the date of issue.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee consists of Martin P. Sutter (Chair), W. Gerald Austen and Henri A. Termeer. No member of our Compensation Committee is a former or current officer or employee of the Company. Mr. Minogue, while not a member of the Compensation Committee, makes recommendations to the Compensation Committee regarding the compensation of executive officers other than himself, including the awards of stock options, restricted stock and restricted stock units, and often participates in the Committee’s deliberations but does not vote on such matters. None of our executive officers serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as members of our Board of Directors or Compensation Committee.

Certain Relationships and Related-Person Transactions

There were no related-person transactions in fiscal 2014. Under its charter, the Audit Committee of our Board of Directors is responsible for reviewing any proposed related-party transaction, as defined under the rules of the Nasdaq Stock Market, and, if appropriate, approving such transaction. In addition, our conflict of interest policy provides that specified conflict of interest transactions are either prohibited or require the prior approval of our President. Examples of these conflict of interest transactions include serving as a director, officer or employee of or consultant to any competitor or any entity that does business with us or having a substantial direct or indirect interest in any entity that does business with us. Other than the foregoing, we have no established policies or procedures, written or otherwise, for the review, approval or ratification of transactions with related persons.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis describes the material elements of our compensation programs as they relate to our executive officers who are listed in the following compensation tables, who are sometimes referred to as the “named executive officers”. This compensation discussion and analysis focuses on the information contained in the following tables and related footnotes, but also describes other arrangements and actions taken since March 31, 2014 to the extent such discussion enhances the understanding of our executive compensation for fiscal 2014.

Overview

The Compensation Committee oversees and administers our executive compensation program. The primary objectives of the compensation programs are:

•	to attract, retain and motivate key executives and to reward executives for achieving our objectives, and

•	to reward superior financial, strategic and operational performance that is achieved in a manner consistent with our team-oriented values.

Our executive officers are assessed and ranked on the basis of demonstrated results relative to pre-established goals, as well as subjective leadership qualities. The ranking that an executive officer receives each year generally has a direct and material impact on the cash bonus, option and equity grants that such executive officer receives as well as his annual increase in base salary. The compensation of executive officers in fiscal 2014 consisted of base salary, cash bonus, the grant of equity incentives and participation in benefit plans generally available to all employees. The largest component of our annual compensation program is base salary, followed by cash bonuses. Equity incentives offer the opportunity to be a more substantial component of compensation provided that the management team is successful in achieving the corporate goals and the price of our stock appreciates. As of March 31, 2014, equity incentives have been awarded to our executives in the form of grants of stock options, restricted stock awards and performance share awards in the form of restricted stock units.

Compensation Consultants and Peer Groups

To assist us in making our compensation determinations in fiscal 2014, including our salary determinations and our decisions about equity incentive compensation, we were advised by the compensation consultant Radford, part of Aon Corporation.

We look at peer group data provided to us by our compensation consultant for comparative purposes. The peer group data we looked at when determining fiscal 2014 salary and bonus consisted of the following 17 companies: Accuray Incorporated, AngioDynamics, Inc., Atrion Corporation, Cantel Medical Corp., Cardiovascular Systems Inc., Cyberonics, Inc., DexCom, Inc., Endologix, Inc., HeartWare International, Inc., ICU Medical Inc., Insulet Corporation, Merit Medical Systems, Inc., Natus Medical Inc., NxStage Medical, Inc., The Spectranetics Corporation, Thoratec Corporation and Volcano Corporation. These companies were chosen based on having either a similar employee size or revenue and also having either a similar gross margin or market value. We also looked at competitive market data from a number of survey sources.

We generally strive to be at the 50th percentile for base salary among our peer group and to provide a 75th percentile opportunity, based on performance, with respect to cash bonus and equity awards. However, we also take into account the relatively higher cost-of-living in the greater Boston area where our corporate headquarters is located.

Compensation Program Elements

Base Salary

We pay each of our named executive officers a base salary to provide a baseline level of compensation that is both competitive with the external market and commensurate with each employee’s past performance, experience, responsibilities and skills. We generally target base salaries for our named executive officers around the median of our external market peers and then make adjustments based on the factors described above, as well as the relatively higher cost-of-living in the greater Boston area where we are located. The Chief Executive Officer recommended and the Compensation Committee approved base salary increases for fiscal 2014 for all of our named executive officers in the range of 2% to 8%, based on performance and the prior year’s salary. For fiscal 2015, our Compensation Committee recently decided to increase the base salary of all of our named executive officers, in the range of 2% to 3%.

Cash Bonus

We maintain an annual cash bonus program, the purpose of which is to motivate and reward the attainment of our annual financial, strategic and operational goals.

The Compensation Committee establishes and approves all Company focused goals based on recommendations made by management. Individual performance goals for named executive officers are recommended by Mr. Minogue and approved by the Compensation Committee, while those for Mr. Minogue are approved by the Compensation Committee and the Lead Director.

Actual incentive awards can range from zero to more than target levels, depending on the degree to which the Company and the individual attain the pre-established goals for the particular year. Based on Company and individual performance toward specified goals, an individual leadership assessment and an executive’s base salary relative to market, total cash compensation may be above or below market median.

For all named executive officers, annual incentive opportunities for fiscal 2014 were targeted at a level that represents a meaningful portion of our executive’s current base salary. For fiscal 2014, target bonus opportunities for our named executive officers other than Mr. Minogue ranged from 60% to 70% of base salary. Mr. Minogue’s fiscal 2014 target bonus opportunity was equal to 120% of his base salary, which the Compensation Committee believes is a standard level in the industry. For fiscal 2014, the Compensation Committee (and, in the case of Mr. Minogue, the Compensation Committee and the Lead Director) selected goals that were intended to strike a balance among fiscal, strategic and operational performance. The Compensation Committee believes that the selected goals were challenging for the management team and the Company to achieve. The Compensation Committee believes that the challenging nature and the balance of performance goals most effectively align management incentives with enhancement of long-term stockholder value.

We use a series of objective and subjective performance goals in order to determine the relative performance of each named executive officer during the year. The relative weight of each goal is determined at the end of each year and each officer is judged on a scale of 1 through 4 for each goal. For fiscal 2014, a rating of 3 or 2 resulted in a recommendation of 110% or 95%, respectively of bonus target for our named executive officers other than Mr. Minogue. These recommendations, however, are not formulaically determined at the beginning of the year. The rating system is a method for determining fiscal year performance against set goals, but the bonus payments are still discretionary. Bonuses for named executive officers other than the Chief Executive Officer are recommended by Mr. Minogue, but the Committee has the discretion to alter actual bonus awards from the Chief Executive Officer’s recommendation, either up or down. In addition, the Committee has complete discretion in determining Mr. Minogue’s annual bonus.

For each named executive officer, 70% of the officer’s fiscal 2014 target bonus opportunity was based on progress toward achievement of both objective and subjective corporate goals. These performance goals varied by individual based on their respective areas of responsibility and were weighted according to the importance of the goal to our overall strategic objectives for the fiscal year. The revenue targets used in the rating system for all named executive officers for fiscal 2014 ranged from a rating of 1 for revenue below $180 million, a rating of 2 for revenue of $180 million to $185 million, a rating of 3 for revenue of $185 million to $190 million and a rating of 4 for revenue above $190 million. These goals are generally set so that the expected outcome would be a 2 or 3 rating, with outcomes of a 4 rating being very difficult to achieve. The remaining 30% of each officer’s 2014 target bonus opportunity was based on a subjective assessment of the officer’s overall leadership performance.

For fiscal 2014, the Compensation Committee endorsed and did not alter, the bonus amounts proposed by the Chief Executive Officer for the other named executive officers. Actual bonus awards made to our named executive officers other than Mr. Minogue for fiscal 2014 ranged from approximately 95% to 110% of the officer’s target bonus, with an average award equal to approximately 99% of the target bonus. Mr. Minogue was awarded approximately 112% of his target bonus. These variations from target were reflections of each individual’s degree of success in meeting his performance goals as well as his contribution to our meeting our objectives for the year.

Equity Incentives

Equity incentives are available to the majority of employees to foster a culture of ownership, align compensation with stockholder interests and promote long-term retention and affiliation with the organization. Each year, the Compensation Committee determines the types and sizes of awards to be used for delivering such incentives. In doing so, the Compensation Committee considers the ability of each type and size of award to achieve key compensation objectives (such as employee retention, motivation and attraction), the needs of the business, competitive market practices, dilution and expense constraints, as well as tax and accounting implications.

In determining the level of stock option and equity awards to grant for fiscal 2014, the Compensation Committee followed a process similar to that employed for prior fiscal years. The Compensation Committee approved stock option and equity awards based on individual performance ranking in an effort to ensure that top performing employees receive larger awards than those with average performance. The Compensation Committee believes that the use of a strong performance management system combined with the retention attributes of stock options and restricted stock units allows us to effectively retain those employees who have the potential to make the greatest contributions to our long-term success.

For fiscal 2014, the Compensation Committee approved stock options, performance share awards in the form of time based restricted stock unit awards, and performance and time based restricted stock unit awards for our executive officers. The time vesting stock option grants will vest over four years at a rate of 25% annually on each anniversary of the date of grant. The time vesting restricted stock unit awards granted to our executive officers vest in three equal installments annually over three years. The performance and time based restricted stock unit awards contained a double trigger vesting provision based on the achievement of fiscal 2014 revenues from the sales of products and services which occurred during the ordinary course of business of between $180 million and $190 million. None of the shares vested if the revenue was less than $180 million, and a ratable amount between 33% and 100% vested at revenues between $180 million and $190 million. Once the performance milestone is met to determine the number of shares covered by the award, half of the shares vest on the second anniversary of the date of grant and the remaining shares vest on the third anniversary of the date of grant. During fiscal 2014, our revenues earned from the sales of products and services which occurred during the ordinary course of business was $183.643 million, resulting in approximately 57% of the shares subject to the original performance award of restricted stock being issued and remaining eligible for vesting. One half of the performance and time based restricted stock unit awards eligible for vesting will vest on May 14, 2015 and the remainder will vest on May 14, 2016.

The Compensation Committee adopted a program containing time vesting restricted stock units and performance and time based restricted stock units because it believes that compensation which vests over time and based on certain performance metrics provide strong retention value by encouraging our executives to act in a manner consistent with our long-term interests and those of our stockholders. Time based restricted stock unit awards are not qualified as performance-based pay under Section 162(m) of the Internal Revenue Code; accordingly, compensation expense associated with restricted stock unit awards will be subject to the $1 million limitation on deductibility for tax purposes for the compensation of certain executive officers.

The Compensation Committee recently made our annual equity grants for fiscal 2015. The grants made for fiscal 2015 were in the form of time vesting restricted stock unit awards, performance and time based restricted stock unit awards and time vesting stock options. The time vesting restricted stock unit awards granted to our executive officers vest in three equal installments annually over three years. The performance and time based restricted stock unit awards have double trigger vesting pursuant to which 2015 revenue performance will determine whether 0%, or a ratable amount from 33% to 100% of the underlying restricted stock units are eligible for vesting, at which point half the units eligible for vesting will vest on the second anniversary of the date of grant and the other half of the units eligible for vesting will vest on the third anniversary of the date of grant. The time vesting stock option grants will vest over three years at a rate of approximately 33% annually on each anniversary of the date of grant.

Since 1998, we have made our annual merit equity grants in conjunction with our annual performance appraisal process, which takes place after the close of our fiscal year. Establishing a consistent annual grant pattern has allowed us to develop a schedule of events for setting our annual grant date and price. These events include incorporating the results of our internal performance reviews and rankings. The date of each annual merit grant is the date upon which the Compensation Committee approves the individual grants. It has been our practice to hold this Compensation Committee meeting after the announcement of year-end results. Consistent with our historical stock option grant practice, the exercise price of stock options granted as part of the annual merit grant is the closing price of our common stock on the date of grant. Stock options granted to new hires are ordinarily granted and priced on the date of hire.

Other Compensation

The amounts shown in the Summary Compensation Table under the heading “All Other Compensation” represent the value of certain other compensation received, which are described in detail in the accompanying footnotes. Our Chief Executive Officer and our executive officers received the following benefits in fiscal 2014: matching contributions to our 401(k) plan, which are available to substantially all of our employees, life insurance premiums and long-term disability insurance premiums. We believe that such perquisites represent standard parts of executive compensation.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the contents of the Compensation Discussion and Analysis set forth above. Based on its review and discussion, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended March 31, 2014.

Compensation Committee

Martin P. Sutter (Chair)

W. Gerald Austen

Henri A. Termeer

Summary Compensation

The following table provides a summary of all compensation earned with respect to fiscal 2014 by Michael R. Minogue, our President, Chief Executive Officer and Chairman of our Board, Robert L. Bowen, our Vice President, Chief Financial Officer and Treasurer and our three most highly compensated executive officers other than our Chief Executive Officer and Chief Financial Officer who were serving as executive officers at the end of our most recently completed fiscal year.

Summary Compensation Table

Name and Principal Position	Fiscal Year Ended	Salary($)	Stock Award(s) ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total Salary and Incentive Compensation ($)
Michael R. Minogue	2014	$519,663	$2,558,075	$824,024	$699,344	$5,567	$4,606,673
Chairman of the Board, President and Chief Executive Officer	2013	495,907	1,525,920	1,013,490	730,080	5,377	3,770,774
	2012	434,864	3,119,320	—	634,761	4,552	4,193,467

Robert L. Bowen	2014	315,946	474,575	193,888	180,680	8,567	1,173,657
Vice President, Chief Financial Officer and Treasurer	2013	309,752	314,160	202,698	155,384	7,374	989,367
	2012	303,195	454,560	—	137,103	7,241	902,099

David M. Weber	2014	341,844	694,500	222,971	228,435	4,753	1,492,503
Chief Operating Officer	2013	330,859	448,800	253,373	217,000	4,644	1,254,676
	2012	315,104	568,200	—	190,575	4,488	1,078,367

William J. Bolt	2014	284,597	509,300	193,888	188,750	6,864	1,183,399
Senior Vice President, Global Product Operations	2013	274,227	364,650	202,698	152,710	6,654	1,000,939
	2012	255,840	435,620	—	141,398	5,328	838,186

Michael G. Howley	2014	296,970	601,900	242,360	185,671	4,308	1,331,209
Vice President and General Manager, Global Sales	2013	275,783	398,310	253,373	200,454	2,238	1,130,157
	2012	261,375	511,380	—	189,108	2,001	963,864

(1)	Amounts shown represent the aggregate grant date fair value of awards of restricted stock or restricted stock units made to the named executive officer in the year indicated, computed in accordance with FASB ASC Topic 718. As required by applicable SEC rules, awards are reported in the year of grant.
(2)	Amounts shown represent the aggregate grant date fair value of option awards made to the named executive officer in the year indicated, computed in accordance with FASB ASC Topic 718. As required by applicable SEC rules, awards are reported in the year of grant.
(3)	Reflects amounts that were earned under our management bonus plan for fiscal 2012, fiscal 2013 and fiscal 2014 performance and that were determined and paid during the first quarter of each following fiscal year.
(4)	Reflects: (a) $1,500 matching contribution for Messrs. Minogue, Bowen, Weber and Bolt to the ABIOMED Retirement Savings Plan for each fiscal year; (b) the following long-term disability (LTD.) and life insurance (G.T.L) premiums for fiscal 2014: Mr. Minogue LTD. $2,287 and G.T.L $1,781; Mr. Bowen LTD. $1,390 and G.T.L. $5,677; Mr. Weber LTD. $1,504 and G.T.L. $1,749; Mr. Bolt LTD. $1,252 and G.T.L. $4,112; and Mr. Howley LTD. $1,307 and G.T.L. $1,501.

Plan-Based Awards

The following table provides information regarding grants of plan-based awards to the named executive officers during fiscal 2014.

Grants of Plan-Based Awards

for Fiscal 2014

Name	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Award ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4)
		Threshold ($)(2)	Target ($)(2)	Minimum ($)(2)
Michael R. Minogue	5/14/2013	—	$626,652	—	110,500	85,000	$23.15	$3,382,099
Robert L. Bowen	5/14/2013	—	190,189	—	20,500	20,000	23.15	668,463
Dave M. Weber	5/14/2013	—	240,458	—	30,000	23,000	23.15	917,471
William J. Bolt	5/14/2013	—	171,591	—	22,000	20,000	23.15	703,188
Michael G. Howley	5/14/2013	—	195,443	—	26,000	25,000	23.15	844,260

(1)	Reflects the dates on which the grants of stock options or restricted stock were approved by the Compensation Committee. No executive officer paid any amount to us in consideration for the grant of any stock options or restricted stock.
(2)	Amounts reported in these columns represent potential payouts set at the beginning of the fiscal year. The amounts actually paid with respect to fiscal 2014 are reported in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.” There are no established thresholds or maximums in the plan.
(3)	Represent shares of our common stock subject to restricted stock awards granted under our 2008 Stock Incentive Plan. These shares vest based on performance milestones.
(4)	Amounts shown do not reflect compensation actually received by the executive officer. Instead, the amounts shown reflect the grant date fair values of the awards computed in accordance with FASB ASC Topic 718. Generally, the grant date fair value is the full amount that we would expense in our financial statements over the vesting schedule of the award. For stock options, fair value is calculated using the Black-Scholes value on the grant date. In calculating these values, we used the assumptions described in Note 9 to our consolidated financial statements included in our annual report on Form 10-K filed with the SEC for the year ended March 31, 2014. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The actual amount of compensation that may be earned by the executive officer will depend on the extent to which the awards vest and the price of our common stock at the time of exercise or vesting.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding equity awards held by the named executive officers on March 31, 2014.

Outstanding Equity Awards

on March 31, 2014

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)	Market Value of Shares or Units of Stock That Have Not Vested($)(2)
Michael R. Minogue	246,383	—	$13.57	6/1/2016	281,668	7,334,635
	85,000	—	11.27	5/30/2017
	6,750	—	18.63	8/13/2018
	43,333	—	13.80	5/23/2018
	203,300	—	5.86	5/28/2019
	78,750	26,250	10.03	6/3/2020
	25,000	75,000	22.44	5/22/2022
	—	85,000	23.15	5/14/2023

Robert L. Bowen	100,000	—	15.92	12/22/2018	43,168	1,124,095
	—	7,500	10.03	6/3/2020
	5,000	15,000	22.44	5/22/2022
	—	20,000	23.15	5/14/2023

David M. Weber	130,000	—	13.88	4/23/2017	60,834	1,584,117
	12,000	—	13.80	5/23/2018
	93,000	—	5.86	5/28/2019
	37,500	12,500	10.03	6/3/2020
	6,250	18,750	22.44	5/22/2022
	—	23,000	23.15	5/14/2023

William J. Bolt	30,000	—	9.36	6/8/2015	46,584	1,213,047
	20,000	—	13.57	6/1/2016
	8,000	—	11.27	5/30/2017
	9,666	—	13.80	5/23/2018
	17,300	—	5.86	5/28/2019
	17,500	7,500	10.03	6/3/2020
	5,000	15,000	22.44	5/22/2022
	—	20,000	23.15	5/14/2023

Michael G. Howley	25,000	—	5.23	3/5/2019	53,918	1,404,025
	22,500	7,500	10.03	6/3/2020
	6,250	18,750	22.44	5/22/2022
	—	25,000	23.15	5/14/2023

(1)	These options vest either 25% annually for four years on the anniversary of the date of grant or based on performance milestones.
(2)	The market value of unvested shares of restricted stock is based on $26.04, the closing market price of our common stock on March 31, 2014, the last trading date of fiscal 2014.

Option Exercises and Vesting of Stock

The following table provides information regarding the exercise of stock options by our named executive officers and the vesting of stock awards during fiscal 2014.

Option Exercises and Stock Vested during Fiscal 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Michael R. Minogue	36,800	$921,549	82,166	$1,803,215
Robert L. Bowen	82,500	2,182,500	22,666	496,775
David M. Weber	6,500	162,500	29,167	639,226
William J. Bolt	50,700	1,187,677	22,333	489,456
Michael G. Howley	55,000	1,482,558	21,833	478,723

(1)	The value realized on exercise of option awards is based on the closing market price of our common stock on the date of exercise of the option award.
(2)	The value realized on vesting of stock awards is based on the closing market price of our common stock on the date of vesting of the stock award.

Equity Compensation Plans

The following table provides information as of March 31, 2014 regarding securities authorized for issuance under our equity compensation plans, including individual compensation arrangements. Our equity compensation plans include our 2008 Stock Incentive Plan and our 1988 Employee Stock Purchase Plan. All of these equity compensation plans have been approved by our stockholders except for the inducement option.

Equity Compensation Plan Information

as of March 31, 2014

Plan Category	Number of shares to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options($)	Number of shares remaining for future issuance under equity compensation plans(1)
Equity compensation plans approved by stockholders:
Stock Incentive Plans	3,492,000	$13.27	1,317,000
Employee Stock Purchase Plan	—	—	293,302
Equity compensation plans not approved by stockholders:	—	—	—

Total	3,492,000		1,610,302

(1)	Includes only our 2008 Stock Incentive Plan. Our 1989 Non-Qualified Stock Option Plan for Non-Employee Directors, our 1998 Equity Incentive Plan, and our 2000 Stock Incentive Plan are not available for future grants.

Arrangements with Named Executive Officers

Employment Agreements. On April 5, 2004 we entered into an employment agreement with Michael R. Minogue in connection with his employment as our President and Chief Executive Officer. In the employment agreement, we agreed to employ Mr. Minogue as our President and Chief Executive Officer, reporting to our Board of Directors. The agreement initially provided for an annual salary of $325,000 for the fiscal year ended March 31, 2005, and a target bonus for such fiscal year of up to $325,000. Mr. Minogue’s employment agreement also provides that our Compensation Committee will review Mr. Minogue’s salary and target bonus on an annual basis. In addition, pursuant to the employment agreement, Mr. Minogue was granted options to purchase 400,000 shares of our common stock on his date of hire. The agreement also provides for, among other things, certain vacation, life insurance and other benefits to Mr. Minogue. The employment agreement has an indefinite term, and is terminable by either party by notice to the other. On May 14, 2014, Mr. Minogue’s salary was increased to $537,876 and his target bonus was set at 120% of his base salary. All salary is payable in semi-monthly installments in accordance with our practice.

On December 15, 2008, Robert L. Bowen accepted our offer letter to become our Chief Financial Officer. The offer letter provided that Mr. Bowen would receive an annual salary of $290,000 and sets his target annual bonus at $150,000 for outstanding performance. This target bonus was pro-rated for the remainder of fiscal 2009. As provided in the offer letter, our Compensation Committee has also granted Mr. Bowen a stock option to purchase 100,000 shares of our common stock on his date of hire. The stock option vests 25% annually over four years and has an exercise price equal to the closing price of our common stock on December 22, 2008. On May 14, 2014, Mr. Bowen’s salary was increased to $323,322 and his target bonus was set at 60% of his base salary.

On April 10, 2007, Dr. David M. Weber accepted our offer letter to become our Chief Operating Officer. The offer letter provided that Dr. Weber would receive a starting salary of $250,000 per year and a signing bonus of $12,000. The offer letter provided for the grant to Dr. Weber of a stock option to purchase 130,000 shares of our common stock on the date his employment started, vesting annually over four years. In addition, Dr. Weber is eligible for an annual bonus with a target pay-out of $100,000 under the offer letter. On May 14, 2014, Dr. Weber’s salary was increased to $350,381 and his target bonus was set at 70% of his base salary.

Each of our other named executive officers has entered into our standard employment agreements, which contain customary provisions relating to the handling of proprietary information and assignment of inventions, as well as restrictions on competition and solicitation during the period of employment and for two years after termination. In addition, the agreements provide that we may terminate the employee with or without cause, but in the case of a termination without cause more than six months after the date employment begins, we are required to provide 28-days’ prior notice.

Change of Control Agreements. We entered into a change of control agreement with Mr. Minogue when he began employment with us in April 2004. The agreement was entered into in order to provide Mr. Minogue with a sense of job security and the ability to focus on his work without needing to worry about losing his job upon a change of control. The agreement specifically provides that, following a change of control, we will continue to employ Mr. Minogue for twenty-four full months in the same or a similar position at a base annual salary equal to at least twelve times the highest monthly base salary received within the last twelve months prior to the change of control and an annual bonus equal to his average bonus over the last three years. In addition, Mr. Minogue agreed to remain our employee for six months following a change of control. Upon a change of control, if Mr. Minogue is still employed at the end of this six-month period, all unvested stock options and stock appreciation rights held by him will become vested. Mr. Minogue can terminate his employment for good reason, and we may terminate his employment for cause. The agreement provides for certain payments to be made to Mr. Minogue or his family upon certain circumstances following a change of control, including upon his death, disability, termination of employment by us without cause, and termination of employment by him for good reason. In the event that Mr. Minogue is obligated to pay any excise taxes, including interest and penalties, under Section 4999 of the Internal Revenue Code of 1986, as amended, Mr. Minogue will be entitled to receive a

“gross-up” payment such that he will receive an after-tax amount sufficient to enable him to pay all such excises taxes, interest and penalties. The agreement also provides for a continuation of certain benefits provided to Mr. Minogue before the change of control on terms at least as favorable to Mr. Minogue as in effect before the change of control. These payments and benefits are described in more detail below. In December 2008 we amended the change of control agreement to make certain changes related to compliance with Section 409A of the Internal Revenue Code.

On August 13, 2008, our Compensation Committee also authorized us to enter into change of control agreements with Messrs. Bolt and Weber. Under the change of control agreements, if we terminate an Executive’s employment for any reason other than for cause, death or disability during the two-year period following a change of control, as defined in the change of control agreements, or if an executive terminates his employment with us for good reason during the eighteen-month period beginning six months after a change of control, then we are required to make a lump sum payment to that executive equal to two times the sum of the executive’s then-effective annual salary plus their target bonus. For up to two years following any such termination, we are also required to provide medical and dental benefits to the executive and his family. Additionally upon such a termination, the vesting of all of the executive’s then-unvested and outstanding stock options and restricted stock will accelerate. On April 15, 2009, we entered into a similar change of control agreement with Michael G. Howley.

Additionally, at the time of his hiring, we entered into a similar change of control agreement with Robert L. Bowen, except that it provided for one and a half times his then-effective annual salary plus target bonus. On April 17, 2009, our Compensation Committee authorized an amendment to the change of control agreement with Mr. Bowen, to extend this benefit to a period from eighteen months to two years and to provide for two times his then-effective annual salary plus target bonus.

Estimated Potential Payments Following a Change of Control

The following table provides information regarding the estimated amounts payable to the individuals named below upon the occurrence of the triggering events described below, in each case assuming that a change of control had occurred on March 31, 2014, the last day of our last fiscal year. The amounts shown as payable upon the triggering events described below do not include amounts earned by the individual and accrued before the occurrence of the triggering event but payable after the triggering event, such as accrued and unpaid salary or the value of accrued but unused vacation days.

Estimated Potential Payments Following

an Assumed Change of Control on March 31, 2014

Name and Triggering Event	Severance ($)	Acceleration of Stock Options/SARs ($)(1)	Acceleration of Restricted Stock ($)(2)	Benefits Continuation ($)	Tax Reimbursement ($)(3)	Total ($)
Michael R. Minogue:
Automatic acceleration of restricted stock units upon change of control (4)	$—	$—	$7,334,635	$—	$—	$7,334,635
Continues employment for six months (5)	—	935,913	7,334,635	—	—	8,270,548
Termination by us other than for cause or by executive for good reason (6)	7,806,812	935,913	7,334,635	36,045	3,846,962	19,960,367

Robert L. Bowen:
Automatic acceleration of restricted stock units upon change of control (7)	—	—	1,124,095	—	—	1,124,095
Termination by us other than for cause or by executive for good reason (6)	1,014,342	—	1,124,095	48,394	—	2,186,831

David M. Weber:
Automatic acceleration of restricted stock units upon change of control (7)	—	—	1,584,117	—	—	1,584,117
Termination by us other than for cause or by executive for good reason (6)	1,167,937	133,970	1,584,117	46,431	—	2,932,455

William J. Bolt:
Automatic acceleration of restricted stock units upon change of control (7)	—	—	1,213,047	—	—	1,213,047
Termination by us other than for cause or by executive for good reason (6)	915,152	195,875	1,213,047	50,653	—	2,374,727

Michael G. Howley:
Automatic acceleration of restricted stock units upon change of control (7)	—	—	1,404,025	—	—	1,404,025
Termination by us other than for cause or by executive for good reason (6)	992,250	379,900	1,404,025	42,541	—	2,818,716

(1)	Represents only the estimated value of the acceleration of the vesting of stock options held by the executive, assuming a stock price of $26.04, which was the closing market price of our common stock on March 31, 2014. This value is based on the difference between such price and the exercise price of the accelerated options. All stock options and stock appreciation rights held by the named executive officers accelerate in full if the executive is terminated following a change of control other than for cause or good reason. In addition, in the case of Mr. Minogue, all stock options and stock appreciation rights accelerate in full if following a change of control his employment continues for at least six months.
(2)	Represents only the estimated value of the acceleration of awards of restricted stock and restricted stock units held by the executives, assuming a stock price of $26.04, which was the closing market price of our common stock on March 31, 2014.
(3)	Represents the estimated gross-up payment owed to the executives based on the assumptions in this table. Mr. Minogue is entitled to a full gross-up payment to the extent of any excise tax imposed pursuant to Section 4999 of the Internal Revenue Code. The other named executive officers are entitled to a gross-up payment to the extent that any excise tax is imposed by Section 4999 of the Internal Revenue Code, but subject to other limitations on the amount of gross-up for the excise tax.
(4)	Reflects the value of performance and time-based restricted stock unit awards granted to Mr. Minogue on May 26, 2011, June 27, 2011, May 22, 2012 and May 14, 2013 and time-based restricted stock unit awards granted to Mr. Minogue on May 26, 2011, May 22, 2012 and May 14, 2013, each of which vests in full upon a change of control of the Company.
(5)	This row does not reflect the value of continued compensation for services rendered during the course of employment or the effect of continued vesting of stock options following a change of control.
(6)	Assumes that termination occurs on March 31, 2014. Termination later in the year would also entitle the executive to a pro rata portion of his bonus, based on the number of days lapsed during the year prior to termination. Bonus amounts and severance payments are payable in a lump sum. Benefits continuation consists of the continuation of medical benefits for the executive and his family, which, as of March 31, 2014, are payable over a period of 18 months in the case of Mr. Minogue and over 24 months for the other named executive officers. Other perquisites and personal benefits are excluded because the estimated aggregate amount of such benefits is less than $10,000 for each executive officer.
(7)	Reflects the value of performance and time-based restricted stock unit awards and time-based restricted stock unit awards granted to the executive on May 26, 2011, May 22, 2012 and May 14, 2013, each of which that vests in full upon a change of control of the Company.

SECURITIES BENEFICIALLY OWNED BY CERTAIN PERSONS

At the close of business on June 27, 2014, there were issued and outstanding 40,353,823 shares of our common stock entitled to cast 40,353,823 votes. On June 27, 2014, the closing price of our common stock as reported on the Nasdaq Global Market was $24.60 per share. The following table provides information, as of June 27, 2014, with respect to the beneficial ownership of our common stock by:

•	each person known by us to be the beneficial owner of five percent or more of our common stock;

•	each of our directors and nominees for director;

•	each of our executive officers named in the Summary Compensation Table under “Executive Compensation” above; and

•	all of our current directors and executive officers as a group.

This information is based upon information received from or on behalf of the individuals named therein.

Name(1)	Outstanding	Right to Acquire(2)	Total	Percentage
PRIMECAP Management Company (3) 225 South Lake Ave., #400 Pasadena, CA 91101	5,751,990	—	5,751,990	14.25%
Delaware Management Business Trust (4) 2005 Market Street Philadelphia, PA 19103	5,207,673	—	5,207,673	12.91%
Martin P. Sutter (5)	3,252,855	62,135	3,314,990	8.21%
Blackrock, Inc. (6) 40 East 52nd Street New York, NY 10022	3,266,940	—	3,266,940	8.10%
Essex Woodlands Health Ventures (7) 21 Waterway Avenue, Suite 225 The Woodlands, TX 77380	3,150,000	—	3,150,000	7.81%
William Blair & Company, LLC (8) 222 West Adams Street Chicago, IL 60606	2,721,501	—	2,721,501	6.74%
Palo Alto Investors, LLC (9) 470 University Avenue Palo Alto, CA 94301	2,687,347	—	2,687,347	6.66%
The Vanguard Group, Inc. (10) 100 Vanguard Blvd. Malvern, PA 19355	2,234,990	—	2,234,990	5.54%
Michael R. Minogue (11)	60,005	761,216	821,221	2.04%
David M. Weber	42,723	303,250	345,973	*
William J. Bolt	41,531	129,966	171,497	*
Robert L. Bowen (11)	29,285	122,500	151,785	*
Henri A. Termeer	284,196	66,135	350,331	*
W. Gerald Austen	70,200	14,467	84,667	*
Dorothy E. Puhy	48,987	70,635	119,622	*
Michael Howley (11)	17,845	66,250	84,095	*
Louis E. Lataif	13,362	83,135	96,497	*
Paul Thomas	5,333	21,135	26,468	*
All executive officers and directors as a group (12 persons) (5)(11)(12)	3,893,977	1,819,824	5,713,801	14.16%

*	Less than one percent.

(1)	Unless otherwise noted, each person identified possesses sole voting and investment power over the shares listed.
(2)	Includes options that will become exercisable within 60 days of June 27, 2014.
(3)	Based on information provided in a Schedule 13G filed by PRIMECAP Management Company on February 14, 2014. PRIMECAP Management Company has sole voting power with respect to 4,585,873 shares and sole dispositive power with respect to 5,751,990 shares.
(4)	Based on information provided in a Schedule 13G filed jointly on February 14, 2014 by Macquarie Group Limited, Macquarie Bank Limited, Delaware Management Holdings Inc. and Delaware Management Business Trust. Delaware Management Business Trust has sole voting and dispositive power with respect to 5,207,673 shares. Delaware Management Holdings Inc. is the deemed beneficial owner of the shares due to its ownership of Delaware Management Business Trust. Macquarie Group Limited is the deemed beneficial owner of the shares due to its ownership of Macquarie Bank Limited, Delaware Management Holdings Inc. and Delaware Management Business Trust. Macquarie Bank Limited is the deemed beneficial owner of the shares due to its ownership of Delaware Management Holdings Inc. and Delaware Management Business Trust.
(5)	Includes 3,150,000 shares held by Essex Woodlands Health Ventures. Mr. Sutter is a managing director of Essex Woodlands Health Ventures. See footnote 7.
(6)	Based on information provided in a Schedule 13G filed by Blackrock, Inc. on January 28, 2014. Blackrock, Inc. has sole voting power with respect to 3,154,821 shares and sole dispositive power with respect to 3,266,940 shares.
(7)	Based on information provided in a Schedule 13G on December 29, 2011, these securities are held by Essex Woodlands Health Ventures Fund VI, L.P. (“Essex VI”), Essex Woodlands Health Ventures Fund VII, L.P. (“Essex VII”), Essex Woodlands Health Ventures VI, L.P., the general partner of Essex VI (“Essex VI GP”), Essex Woodlands Health Ventures VII, L.P., the general partner of Essex VII (“Essex VII GP”), Essex Woodlands Health Ventures VI, L.L.C., the general partner of Essex VI GP (“Essex VI General Partner”), Essex Woodlands Health Ventures VII, L.L.C., the general partner of Essex VII GP (“Essex VII General Partner”), and James L. Currie, Ron Eastman, Jeff Himawan, Guido Neels, Martin P. Sutter, Immanuel Thangaraj and Petri Vainio (each, a “Manager” and collectively, the “Managers”). Each of Essex VI, Essex VI GP and Essex VI General Partner is deemed to have sole voting and investment power with respect to 946,818 shares. Each of Essex VII, Essex VII GP and Essex VII General Partner is deemed to have sole voting and investment power with respect to 2,203,182 shares. Each of the Managers except Ron Eastman and Guido Neels is deemed to have shared voting and investment power with respect to 3,150,000 shares. Ron Eastman and Guido Neels are each deemed to have shared voting and investment power with respect to 2,203,182 shares.
(8)	Based on information provided in a Schedule 13G filed by William Blair & Company, LLC on February 6, 2014, in its capacity as investment adviser. William Blair & Company, LLC has sole voting and dispositive power with respect to 2,721,501 shares.
(9)	Based on information provided in a Schedule 13G filed jointly on February 14, 2014 by Palo Alto Investors, LLC, Patrick Lee, MD and Anthony Joonkyoo Yun, MD, each of whom is deemed to have shared voting power and shared dispositive power with respect to 2,687,347 shares.
(10)	Based on information provided in a Schedule 13G filed by The Vanguard Group, Inc. on February 10, 2014, in its capacity as investment adviser. Includes 54,158 shares beneficially owned by Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., as a result of its serving as investment manager of collective trust accounts and 3,700 shares beneficially owned Vanguard Investments Australia, Ltd, a wholly owned subsidiary of The Vanguard Group, Inc., a wholly owned subsidiary of The Vanguard Group, Inc., as a result of its serving as an investment manager. The Vanguard Group, Inc. has sole voting power with respect to 57,858 shares, sole dispositive power with respect to 2,180,832 shares and shares dispositive power with respect to 54,158 shares.
(11)	Includes shares beneficially owned in the Abiomed Retirement Savings Plan.
(12)	Includes 27,655 shares beneficially owned by Andrew Greenfield and 119,000 shares subject to currently exercisable options held by Andrew Greenfield (including options that will become exercisable within 60 days of June 27, 2014).

AUDIT COMMITTEE REPORT

The Board of Directors appointed an Audit Committee to review the Company’s consolidated financial statements and financial reporting procedures, the adequacy and effectiveness of its accounting and financial controls and the independence and performance of its independent registered public accounting firm. The Audit Committee also selects our independent registered public accounting firm. The Audit Committee is governed by a written charter adopted by the Board of Directors. A copy of our Audit Committee charter is available through the “Our Company—Corporate Governance” section of our website, located at www.abiomed.com.

The Audit Committee currently consists of three non-employee directors. Each member of the Audit Committee is “independent” within the meaning of the marketplace rules of the Nasdaq Stock Market.

The Company’s management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes. However, we are not professionally engaged in the practice of accounting or auditing and are not experts in the fields of accounting or auditing, including with respect to auditor independence. We have relied, without independent verification, on the information provided to us and on the representations made by the Company’s management and independent auditors.

In fulfilling our responsibilities as the Audit Committee, we conferred with Deloitte & Touche LLP, the Company’s independent registered public accounting firm for the fiscal year ended March 31, 2013, regarding the overall scope and plans for Deloitte & Touche LLP’s audit of the Company’s financial statements for the fiscal year ended March 31, 2014. We met with them, with and without the Company’s management present, to discuss the results of their audit and their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting. We reviewed and discussed the audited consolidated financial statements for fiscal 2014 with management and the independent auditors.

In addition, during the course of fiscal 2014 and thereafter before filing the Company’s Annual Report on Form 10-K for fiscal 2014, the Company’s management completed the documentation, testing and evaluation of the Company’s internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. We were kept apprised of the progress of the evaluation and provided oversight to management during the process. In connection with this oversight, we received periodic updates provided by management and Deloitte & Touche LLP at each scheduled Audit Committee meeting to review our progress. At the conclusion of the process, management provided us with, and we reviewed, a report on the effectiveness of the Company’s internal control over financial reporting. We also reviewed the report of management contained in the Company’s Annual Report on Form 10-K for fiscal 2014 filed with the SEC, as well as Deloitte & Touche LLP’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements, and (ii) the effectiveness of internal control over financial reporting.

We reviewed and discussed the Company’s audited financial statements for the fiscal year ended March 31, 2014, with management. The Audit Committee discussed with Deloitte & Touche LLP the matters required to be discussed by the statement on Auditing Standards No. 16, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, Communications with Audit Committees, and SEC Regulation S-X Rule 207, Communications with Audit Committees. In addition, we received from Deloitte & Touche LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board and discussed these documents with Deloitte & Touche LLP, as well as other matters related to Deloitte & Touche LLP’s independence from management and the Company.

Based on the reviews and discussions referred to above, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for fiscal 2014 for filing with the SEC.

Audit Committee

Dorothy E. Puhy, Chair

Louis E. Lataif

Henri A. Termeer

OTHER MATTERS

Audit and Other Fees

The following table shows fees for professional audit services, audit-related fees, tax fees and other services rendered by Deloitte & Touche LLP, including its affiliates, for the audit of our annual financial statements for the fiscal years ended March 31, 2014 and 2013:

Fee Category	Fiscal 2014	Fiscal 2013
Audit fees	$788,000	$731,262
Audit-related fees	2,000	2,000
Tax fees	348,105	170,005
All other fees	—	—

Total fees	$1,138,105	$903,267

Audit fees. Audit fees include fees paid by us to Deloitte & Touche LLP in connection with the annual audit of our financial statements and their review of our interim financial statements as reported in our quarterly filings with the SEC. Audit fees also include fees paid by us to Deloitte & Touche LLP in connection with their annual audit of our internal control over financial reporting.

Audit-related fees. Audit-related fees include fees paid by us to Deloitte & Touche LLP that principally cover assurance and related services that are traditionally performed by our independent registered public accounting firm, including special procedures required by regulatory requirements such as SEC registration statements.

Tax fees. Tax fees cover services performed by the tax personnel of Deloitte & Touche LLP except those services specifically related to the audit of our financial statements, and include fees for tax compliance, tax planning and advice.

All other fees. No fees were paid to Deloitte & Touche LLP that were not audit or tax-related.

Our Audit Committee has determined that the services Deloitte & Touche LLP performed for us during fiscal 2014 were at all times compatible with its independence.

Policy on Pre-Approval of Audit and Non-Audit Services

Our Audit Committee has the sole authority to approve the scope of the audit and any audit or permitted non-audit services as well as all audit fees and terms. Our Audit Committee must pre-approve any audit and permitted non-audit services by our independent registered public accounting firm. Our Audit Committee will not approve the engagement of our independent registered public accounting firm to perform any services that our independent registered public accounting firm would be prohibited from providing under applicable securities laws or the rules of the Nasdaq Stock Market. In assessing whether to approve the use of our independent registered public accounting firm for permitted non-audit services, our Audit Committee tries to minimize relationships that could appear to impair the objectivity of our independent registered public accounting firm. Our Audit Committee has delegated pre-approval authority for non-audit services to the Chair of our Audit Committee within the guidelines discussed above. The Chair is required to inform our Audit Committee of each decision at the next regularly scheduled Audit Committee meeting following the decision to permit our independent registered public accounting firm to perform non-audit services.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission, and furnish us with copies of such filings.

Based solely on a review of the copies of such forms received by us, and on written representations from certain reporting persons, we believe that during fiscal year 2014 our directors, officers and ten-percent stockholders complied with all applicable Section 16(a) filing requirements, with the exception of:

•	one Form 4 filed one day late by Mr. Robert Bowen regarding his sale of shares of our common stock under our 401(k) plan;

•

one Form 4 filed five days late by Mr. Martin P. Sutter regarding the grant of shares of our common stock in lieu of a retainer for compensation for his service as a member of our Board of Directors; and

•	one Form 4 filed one day late by Mr. Henri A. Termeer regarding his exercise of stock options to acquire shares of our common stock.

Other Proposed Action

Our Board of Directors knows of no other business to come before the Annual Meeting of Stockholders. However, if any other business should properly be presented at the meeting, the proxies will be voted in accordance with the judgment of the person or persons holding the proxies.

Stockholder Proposals

Proposals which stockholders intend to present at our 2015 Annual Meeting of Stockholders and wish to have included in our proxy materials must be received by us no later than March 4, 2015, or, if the date of that meeting is more than 30 calendar days before or after August 13, 2015, a reasonable time before we begin to print and mail our proxy materials with respect to that meeting.

Incorporation by Reference

To the extent that this proxy statement has been or will be specifically incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of the proxy statement entitled “Audit Committee Report” and “Compensation Committee Report” shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

Annual Report to Stockholders and Annual Report on Form 10-K

Additional copies of the Annual Report to Stockholders for the fiscal year ended March 31, 2014 and copies of our Annual Report on Form 10-K for the fiscal year ended March 31, 2014 as filed with the Securities and Exchange Commission are available to stockholders without charge upon written request addressed to: Investor Relations, ABIOMED, Inc., 22 Cherry Hill Drive, Danvers, Massachusetts 01923.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO FILL IN, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

Appendix A

ABIOMED, Inc.

THIRD AMENDED AND RESTATED

2008 STOCK INCENTIVE PLAN

SECTION 1. General Purpose of the Plan

The purpose of this ABIOMED, Inc. 2008 Stock Incentive Plan (the “Plan”) is to encourage and enable officers and employees of, and other persons providing services to, ABIOMED, Inc. (the “Company”) and its Affiliates to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

SECTION 2. Definitions

The following terms shall be defined as set forth below:

“Affiliate” means a parent corporation, if any, and each subsidiary corporation of the Company, as those terms are defined in Section 424 of the Code.

“Award” or “Awards”, except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Statutory Stock Options, Restricted Stock Awards, Unrestricted Stock Awards, Performance Share Awards and Stock Appreciation Rights. Awards shall be evidenced by a written agreement (which may be in electronic form and may be electronically acknowledged and accepted by the recipient) containing such terms and conditions not inconsistent with the provisions of this Plan as the Committee shall determine.

“Board” means the Board of Directors of the Company.

“Cause” shall mean, with respect to any Award holder, a determination by the Company (including the Board) or any Affiliate that the Holder’s employment or other relationship with the Company or any such Affiliate should be terminated as a result of (i) a material breach by the Award holder of any agreement to which the Award holder and the Company (or any such Affiliate) are parties, (ii) any act (other than retirement) or omission to act by the Award holder that may have a material and adverse effect on the business of the Company, such Affiliate or any other Affiliate or on the Award holder’s ability to perform services for the Company or any such Affiliate, including, without limitation, the commission of any crime (other than an ordinary traffic violation), or (iii) any material misconduct or material neglect of duties by the Award holder in connection with the business or affairs of the Company or any such Affiliate.

“Change of Control” shall have the meaning set forth in Section 16.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Committee” shall have the meaning set forth in Section 3.

“Disability” means disability as set forth in Section 22(e)(3) of the Code.

“Effective Date” means the date on which the Plan is approved by the Board of Directors as set forth in Section 18.

“Eligible Person” shall have the meaning set forth in Section 5.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” on any given date means the closing price per share of the Stock on such date as reported by NASDAQ or such other registered national securities exchange on which the Stock is listed; provided, that, if there is no trading on such date, Fair Market Value shall be deemed to be the closing price per share on the last preceding date on which the Stock was traded. If the Stock is not listed on any registered national securities exchange, the Fair Market Value of the Stock shall be determined in good faith by the Committee.

“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

“Non-Employee Director” means any director who: (i) is not currently an officer of the Company or an Affiliate, or otherwise currently employed by the Company or an Affiliate, (ii) does not receive compensation, either directly or indirectly, from the Company or an Affiliate, for services rendered as a consultant or in any capacity other than as a director, except for an amount that does not exceed the dollar amount for which disclosure would be required pursuant to Rule 404(a) of Regulation S-K promulgated by the SEC, (iii) does not possess an interest in any other transaction for which disclosure would be required pursuant to Rule 404(a) of Regulation S-K, (iv) is not engaged in a business relationship for which disclosure would be required pursuant to Rule 404(b) of Regulation S-K, and (v) is an “independent director” as defined the marketplace rules of NASDAQ or such other registered national securities exchange on which the Stock is listed.

“Non-Statutory Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Normal Retirement” means retirement in good standing from active employment with the Company and its Affiliates in accordance with the retirement policies of the Company and its Affiliates then in effect.

“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 6.

“Outside Director” means any director who (i) is not an employee of the Company or of any “affiliated group,” as such term is defined in Section 1504(a) of the Code, which includes the Company (an “Affiliated Group Member”), (ii) is not a former employee of the Company or any Affiliated Group Member who is receiving compensation for prior services (other than benefits under a tax-qualified retirement plan) during the Company’s or any Affiliated Group Member’s taxable year, (iii) has not been an officer of the Company or any Affiliated Group Member and (iv) does not receive remuneration from the Company or any Affiliated Group Member, either directly or indirectly, in any capacity other than as a director. “Outside Director” shall be determined in accordance with Section 162(m) of the Code and the Treasury regulations issued thereunder.

“Performance Share Award” means an Award pursuant to Section 9.

“Restricted Stock Award” means an Award granted pursuant to Section 7.

“SEC” means the Securities and Exchange Commission or any successor authority.

“Stock” means the common stock, $0.01 par value per share, of the Company, subject to adjustments pursuant to Section 4.

“Stock Appreciation Right” means an Award granted pursuant to Section 10.

“Unrestricted Stock Award” means Awards granted pursuant to Section 8.

SECTION 3. Administration of Plan; Committee Authority to Select Participants and Determine Awards.

(a) Committee. It is intended that the Plan shall be administered by the Compensation Committee of the Board (the “Committee”), consisting of not less than two (2) persons each of whom qualifies as an Outside Director and a Non-Employee Director, but the authority and validity of any act taken or not taken by the Committee shall not be affected if any person administering the Plan is not an Outside Director or a Non-Employee Director. Except as specifically reserved to the Board under the terms of the Plan, and subject to any limitations set forth in the charter of the Committee, the Committee shall have full and final authority to operate, manage and administer the Plan on behalf of the Company. The Board may establish an additional single-member committee (consisting of an executive officer) that shall have the power and authority to grant Awards to non-executive officers and to make all other determinations under the Plan with respect thereto.

(b) Powers of Committee. The Committee shall have the power and authority to grant and modify Awards consistent with the terms of the Plan, including the power and authority:

(i) to select the persons to whom Awards may from time to time be granted;

(ii) to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Statutory Stock Options, Restricted Stock, Unrestricted Stock, Performance Shares and Stock Appreciation Rights, or any combination of the foregoing, granted to any one or more participants;

(iii) to determine the number of shares to be covered by any Award;

(iv) to determine and modify the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and participants, and to approve the form of written instruments evidencing the Awards and to approve any agreements modifying the terms and conditions of any Awards; provided, however, that no such action shall adversely affect rights under any outstanding Award without the participant’s consent;

(v) to accelerate the exercisability or vesting of all or any portion of any Award;

(vi) to extend the period in which any outstanding Stock Option or Stock Appreciation Right may be exercised; and

(vii) to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

All decisions and interpretations of the Committee shall be binding on all persons, including the Company and Plan participants. No member or former member of the Committee or the Board shall be liable for any action or determination made in good faith with respect to this Plan.

SECTION 4. Shares Issuable under the Plan; Mergers; Substitution.

(a) Shares Issuable. The maximum number of shares of Stock which may be issued in respect of Awards (including Stock Appreciation Rights) granted under the Plan, subject to adjustment upon changes in capitalization of the Company as provided in this Section 4, shall be 7,900,000 shares; provided, however, that as of the date the Plan is approved by stockholders of the Company, such maximum number of shares issuable shall be increased by any shares of Stock available for future awards under the Company’s 2000 Stock Incentive Plan, 1998 Equity Incentive Plan or 1989 Non-Qualified Stock Option Plan for Non-Employee Directors (collectively, the “Current Plans”) as of such date. For purposes of this limitation, the shares of Stock underlying any Awards which are forfeited, cancelled, reacquired by the Company or otherwise terminated (other than by exercise), whether under the Plan or under the Current Plans, shall be added back to the shares of Stock with respect to which Awards may be granted under the Plan; provided, however, that shares of Stock used to pay the exercise price of a Stock Option pursuant to Section 6(d)(i)(ii) or (iii), or to pay withholding taxes with respect to an Award pursuant to Section 12(b), (or shares of Stock used to pay the exercise price of any award or to pay withholding taxes under corresponding provisions of any of the Current Plans), and shares of Stock subject to Stock Appreciation Rights (whether under the Plan or under any of the Current Plans) that are not issued upon the exercise of such Stock Appreciation Right, shall not be added back to the shares of Stock with respect to which Awards may be granted; and provided further any increase in the number of shares as a result of forfeiture, cancellation or reacquisition by the Company of shares pursuant to awards under the Current Plans shall not exceed 4,500,000 shares of Stock (subject to adjustment as provided in Section 4(c) below). Shares issued under the Plan may be authorized but unissued shares or shares reacquired by the Company. Solely for the purpose of applying the limitation on the maximum number of shares issuable as set forth in this Section 4(a) (and not for purposes of Section 4(b) below), any shares of Stock that are subject to Options or Stock Appreciation Rights shall be counted against this limit by one share of Stock for every one share of Stock subject to a grant, and any shares of Stock that are subject to Awards other than Options or Stock Appreciation Rights shall be counted against this limit (i) as 1.5 shares of Stock for every one share of Stock subject to a grant for Awards made prior to August 11, 2010 and (ii) as 1.58 shares of Stock for every one share of Stock subject to a grant for Awards made on or after August 11, 2010. As of the date the Plan is approved by stockholders of the Company, no additional awards shall be permitted to be granted from the Current Plans and all unexpired awards granted from the Current Plans shall continue in full force and operation except as they may be exercised, be terminated or lapse, by their own terms and conditions.

(b) Limitation on Awards. In no event may any Plan participant be granted Awards (including Stock Appreciation Rights) with respect to more than 300,000 shares of Stock in any calendar year. The number of shares of Stock relating to an Award granted to a Plan participant in a calendar year that is subsequently forfeited, cancelled or otherwise terminated shall continue to count toward the foregoing limitation in such calendar year. In addition, if the exercise price of an Award is subsequently reduced, the transaction shall be deemed a cancellation of the original Award and the grant of a new one so that both transactions shall count toward the maximum shares issuable in the calendar year of each respective transaction.

(c) Stock Dividends, Mergers, etc. In the event that after the effective date of the Plan, the Company effects a stock dividend, stock split or similar change in capitalization affecting the Stock, the Committee shall make appropriate adjustments in (i) the number and kind of shares of stock or securities with respect to which Awards may thereafter be granted (including without limitation the limitations set forth in Sections 4(a) and (b) above), (ii) the number and kind of shares remaining subject to outstanding Awards, and (iii) the exercise or purchase price in respect of such shares. In the event of any merger, consolidation, dissolution or liquidation of the Company, the Committee in its sole discretion may, as to any outstanding Awards, make such substitution or adjustment in the aggregate number of shares reserved for issuance under the Plan and in the number and purchase price (if any) of shares subject to such Awards as it may determine and as may be permitted by the terms of such transaction, or accelerate, amend or terminate such Awards upon such terms and conditions as it shall provide (which, in the case of the termination of the vested portion of any Award, shall require payment or other consideration which the Committee deems equitable in the circumstances), subject, however, to the provisions of Section 16.

(d) Substitute Awards. The Committee may grant Awards under the Plan in substitution for stock and stock based awards held by employees of another corporation who concurrently become employees of the Company or an Affiliate as the result of a merger or consolidation of the employing corporation with the Company or an Affiliate or the acquisition by the Company or an Affiliate of property or stock of the employing corporation. The Committee may direct that the substitute awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.

SECTION 5. Eligibility.

Awards may be granted to officers, directors and employees of, and consultants and advisers to, the Company or its Affiliates (“Eligible Persons”).

SECTION 6. Stock Options.

The Committee may grant Stock Options to Eligible Persons. Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve. Stock Options granted under the Plan may be either Incentive Stock Options (subject to compliance with applicable law) or Non-Statutory Stock Options. Unless otherwise so designated, an Option shall be a Non-Statutory Stock Option. To the extent that any Option does not qualify as an Incentive Stock Option, it shall constitute a Non-Statutory Stock Option. No Incentive Stock Option shall be granted under the Plan after the tenth anniversary of the date of adoption of the Plan by the Board. The Committee in its discretion may determine the effective date of Stock Options, provided, however, that grants of Incentive Stock Options shall be made only to persons who are, on the effective date of the grant, employees of the Company or an Affiliate. Stock Options granted pursuant to this Section 6 shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable.

(a) Exercise Price. The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 6 shall be determined by the Committee at the time of grant but shall be not less than one hundred percent (100%) of Fair Market Value on the date of grant. If an employee owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than ten percent (10%) of the combined voting power of all classes of stock of the Company or any subsidiary or parent corporation and an Incentive Stock Option is granted to such employee, the exercise price shall be not less than one hundred ten percent (110%) of Fair Market Value on the date of grant.

(b) Option Term. The term of each Stock Option shall be fixed by the Committee, but no Stock Option shall be exercisable more than ten (10) years after the date the Stock Option is granted. If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the combined voting power of all classes of stock of the Company or any subsidiary or parent corporation and an Incentive Stock Option is granted to such employee, the term of such Incentive Stock Option shall be no more than five (5) years from the date of grant.

(c) Exercisability; Rights of a Stockholder. Stock Options shall become vested and exercisable at such time or times, whether or not in installments, as shall be determined by the Committee. The Committee may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

(d) Method of Exercise. Stock Options may be exercised in whole or in part, by delivering written notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by delivery of cash or bank check or other instrument acceptable to the Committee in an amount equal to the exercise price of such Options, or, to the extent provided in the applicable agreement setting forth the terms and conditions of such Option, by one or more of the following methods:

(i) by delivery to the Company of shares of Stock of the Company having a fair market value equal in amount to the aggregate exercise price of the Options being exercised and not subject to restriction under any Company incentive plan; or

(ii) if the class of Stock is registered under the Exchange Act at such time, by delivery to the Company of a properly executed exercise notice along with irrevocable instructions to a broker to deliver promptly to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event that the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Committee shall prescribe as a condition of such payment procedure (including, in the case of an optionee who is an executive officer of the Company, such procedures and agreements as the Committee deems appropriate in order to avoid any extension of credit in the form of a personal loan to such officer). The Company need not act upon such exercise notice until the Company receives full payment of the exercise price; or

(iii) by reducing the number of Option shares otherwise issuable to the optionee upon exercise of the Option by a number of shares of Common Stock having a fair market value equal to such aggregate exercise price of the Options being exercised; or

(iv) by any combination of such methods of payment.

The delivery of certificates representing shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the Optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Stock Option or imposed by applicable law.

(e) Non-transferability of Options. Except as the Committee may provide with respect to a Non-Statutory Stock Option, no Stock Option shall be transferable other than by will or by the laws of descent and distribution and all Stock Options shall be exercisable, during the optionee’s lifetime, only by the optionee.

(f) Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its Affiliates become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000.

SECTION 7. Restricted Stock Awards.

(a) Nature of Restricted Stock Award. The Committee in its discretion may grant Restricted Stock Awards to any Eligible Person, entitling the recipient to acquire, for such purchase price, if any, as may be determined by the Committee, shares of Stock subject to such restrictions and conditions as the Committee may determine at the time of grant (“Restricted Stock”), including continued employment and/or achievement of pre-established performance goals and objectives.

(b) Acceptance of Award. A participant who is granted a Restricted Stock Award shall have no rights with respect to such Award unless the participant shall have accepted the Award within sixty (60) days (or such shorter date as the Committee may specify) following the award date by making payment to the Company of the specified purchase price, if any, of the shares covered by the Award and by executing and delivering to the Company a written instrument that sets forth the terms and conditions applicable to the Restricted Stock in such form as the Committee shall determine.

(c) Rights as a Stockholder. Upon complying with Section 7(b) above, a participant shall have all the rights of a stockholder with respect to the Restricted Stock, including voting and dividend rights, subject to non-transferability restrictions and Company repurchase or forfeiture rights described in this Section 7 and subject to such other conditions contained in the written instrument evidencing the Restricted Award. Unless the Committee shall otherwise determine, certificates evidencing shares of Restricted Stock Award shall remain in the possession of the Company until such shares are vested as provided in Section 7(e) below.

(d) Restrictions. Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein. In the event of termination of employment by the Company and its Affiliates for any reason (including death, Disability, Normal Retirement and for Cause), any shares of Restricted Stock which have not then vested shall automatically be forfeited to the Company.

(e) Vesting of Restricted Stock. The Committee at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Stock and the Company’s right of forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Stock and shall be deemed “vested.” The Committee at any time may accelerate such date or dates and otherwise waive or, subject to Section 14, amend any conditions of the Award.

(f) Waiver, Deferral and Reinvestment of Dividends. The written instrument evidencing the Restricted Stock Award may require or permit the immediate payment, waiver, deferral or investment of dividends paid on the Restricted Stock.

SECTION 8. Unrestricted Stock Awards.

(a) Grant or Sale of Unrestricted Stock. The Committee in its discretion may grant or sell to any Eligible Person shares of Stock free of any restrictions under the Plan (“Unrestricted Stock”) at a purchase price determined by the Committee. Shares of Unrestricted Stock may be granted or sold as described in the preceding sentence in respect of past services or other valid consideration.

(b) Restrictions on Transfers. The right to receive unrestricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution.

SECTION 9. Performance Share Awards.

A Performance Share Award is an award entitling the recipient to acquire shares of Stock upon the attainment of specified performance goals. The Committee may make Performance Share Awards independent of or in connection with the granting of any other Award under the Plan. Performance Share Awards may be granted under the Plan to any Eligible Person. The Committee in its discretion shall determine whether and to whom Performance Share Awards shall be made, the performance goals applicable under each such Award (which may include, without limitation, continued employment by the recipient or a specified achievement by the recipient, the Company or any business unit of the Company), the periods during which performance is to be measured, and all other limitations and conditions applicable to the Award or the Stock issuable thereunder. Upon the attainment of the specified performance goal shares of Stock shall be issued pursuant to the Performance Share Award as soon as practicable thereafter, but in no event later than two and one-half months after the calendar year in which such performance goal is attained.

SECTION 10. Stock Appreciation Rights.

The Committee in its discretion may grant Stock Appreciation Rights to any Eligible Person. A Stock Appreciation Right shall entitle the participant upon exercise thereof to receive from the Company, upon written request to the Company at its principal offices (the “Request”), a number of shares of Stock having an aggregate Fair Market Value equal to the product of (a) the excess of Fair Market Value, on the date of such Request, over the exercise price per share of Stock specified in such Stock Appreciation Right (which exercise price shall be not less than one hundred percent (100%) of Fair Market Value on the date of grant), multiplied by (b) the number of shares of Stock for which such Stock Appreciation Right shall be exercised. The term of each Stock Appreciation Right shall be fixed by the Committee, but no Stock Appreciation Right shall be exercisable more than ten (10) years after the date the Stock Appreciation Right is granted.

SECTION 11. Termination of Stock Options and Stock Appreciation Rights.

(a) Incentive Stock Options:

(i) Termination by Death. If any participant’s employment by the Company and its Affiliates terminates by reason of death, any Incentive Stock Option owned by such participant may thereafter be exercised to the extent exercisable at the date of death, by the legal representative or legatee of the participant, for a period of one hundred eighty (180) days from the date of death, or until the expiration of the stated term of the Incentive Stock Option, if earlier.

(ii) Termination by Reason of Disability or Normal Retirement.

(A) Any Incentive Stock Option held by a participant whose employment by the Company and its Affiliates has terminated by reason of Disability may thereafter be exercised, to the extent it was exercisable at the time of such termination, for a period of ninety (90) days from the date of such termination of employment, or until the expiration of the stated term of the Incentive Stock Option, if earlier.

(B) Any Incentive Stock Option held by a participant whose employment by the Company and its Affiliates has terminated by reason of Normal Retirement may thereafter be exercised, to the extent it was exercisable at the time of such termination, for a period of ninety (90) days from the date of such termination of employment, or until the expiration of the stated term of the Incentive Stock Option, if earlier.

(C) The Committee shall have sole authority and discretion to determine whether a participant’s employment has been terminated by reason of Disability or Normal Retirement.

(iii) Termination for Cause. If any participant’s employment by the Company and its Affiliates has been terminated for Cause, as determined by the Committee in its sole discretion, any Incentive Stock Option held by such participant shall immediately terminate and be of no further force and effect.

(iv) Other Termination. Unless otherwise determined by the Committee, if a participant’s employment by the Company and its Affiliates terminates for any reason other than death, Disability, Normal Retirement or for Cause, any Incentive Stock Option held by such participant may thereafter be exercised, to the extent it was exercisable on the date of termination of employment, for thirty (30) days from the date of termination of employment or until the expiration of the stated term of the Incentive Stock Option, if earlier.

(b) Non-Statutory Stock Options and Stock Appreciation Rights. Any Non-Statutory Stock Option or Stock Appreciation Right granted under the Plan shall contain such terms and conditions with respect to its termination as the Committee, in its discretion, may from time to time determine.

SECTION 12. Tax Withholding and Notice.

(a) Payment by Participant. Each participant shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the participant for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of any Federal, state, local and/or payroll taxes of any kind required by law to be withheld with respect to such income. The Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the participant.

(b) Payment in Shares. A Participant may elect, with the consent of the Committee, to have such tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Stock to be issued pursuant to an Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due with respect to such Award, or (ii) delivering to the Company a number of shares of Stock with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due. For purposes of Section 4 hereof, shares of stock that are withheld by or delivered to the Company pursuant to this Section 12 shall not be added back to the shares of Stock with respect to which Awards may be granted under the Plan.

(c) Notice of Disqualifying Disposition. Each holder of an Incentive Stock Option shall agree to notify the Company in writing immediately after making a disqualifying disposition (as defined in Section 421(b) of the Code) of any Stock purchased upon exercise of an Incentive Stock Option.

SECTION 13. Transfer and Leave of Absence.

For purposes of the Plan, the following events shall not be deemed a termination of employment:

(a) a transfer to the employment of the Company from an Affiliate or from the Company to an Affiliate, or from one Affiliate to another;

(b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing; provided, that the vesting date or dates of any unvested Award held by such employee shall automatically be extended by a period of time equal to the period of such approved leave of absence.

SECTION 14. Amendments and Termination.

The Board may at any time amend or discontinue the Plan and the Committee may at any time amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder’s consent. Notwithstanding the foregoing, neither the Board nor the Committee shall have the power or authority to (i) decrease the exercise price of any outstanding Stock Option or Stock Appreciation Right, whether through amendment, cancellation and regrant, exchange or any other means, or (ii) cancel any outstanding Stock Option or Stock Appreciation Right at a time when its exercise price exceeds the fair market value of the underlying stock, in exchange for cash, in each case except for changes made pursuant to Section 4(c).

This Plan shall terminate as of the tenth anniversary of its effective date. The Board may terminate this Plan at any earlier time for any reason. No Award may be granted after the Plan has been terminated. No Award granted while this Plan is in effect shall be adversely altered or impaired by termination of this Plan, except with the consent of the holder of such Award. The power of the Committee to construe and interpret this Plan and the Awards granted prior to the termination of this Plan shall continue after such termination.

SECTION 15. Status of Plan.

With respect to the portion of any Award which has not been exercised and any payments in cash, Stock or other consideration not received by a participant, a participant shall have no rights greater than those of a general creditor of the Company unless the Committee shall otherwise expressly determine in connection with any Award or Awards.

SECTION 16. Change of Control Provisions.

(a) Upon the occurrence of a Change of Control as defined in this Section 16:

(i) subject to the provisions of clause (iii) below, after the effective date of such Change of Control, each holder of an outstanding Stock Option, Restricted Stock Award, Performance Share Award or Stock Appreciation Right shall be entitled, upon exercise of such Award, to receive, in lieu of shares of Stock (or consideration based upon the Fair Market Value of Stock), shares of such stock or other securities, cash or property (or consideration based upon shares of such stock or other securities, cash or property) as the holders of shares of Stock received in connection with the Change of Control;

(ii) the Committee may accelerate, fully or in part, the time for exercise of, and waive any or all conditions and restrictions on, each unexercised and unexpired Stock Option, Restricted Stock Award, Performance Share Award and Stock Appreciation Right, effective upon a date prior or subsequent to the effective date of such Change of Control, as specified by the Committee; or

(iii) each outstanding Stock Option, Restricted Stock Award, Performance Share Award and Stock Appreciation Right may be cancelled by the Committee as of the effective date of any such Change of Control provided that (x) prior written notice of such cancellation shall be given to each holder of such an Award and (y) the Committee shall have accelerated the time for exercise of all such unexercised and unexpired Awards and each holder of such an Award shall have the right to exercise such Award, during the ten (10) day period preceding the effective date of such Change of Control.

(b) “Change of Control” shall mean the occurrence of any one of the following events:

(i) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) becomes, after the Effective Date of this Plan, a “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; or

(ii) the consummation of a merger or consolidation of the Company with any other corporation or other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iii) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

SECTION 17. General Provisions.

(a) No Distribution; Compliance with Legal Requirements. The Committee may require each person acquiring shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

No shares of Stock shall be issued pursuant to an Award until all applicable securities laws and other legal and stock exchange requirements have been satisfied. The Committee may require the placing of such stop orders, with respect to and restrictive legends on, certificates for Stock and Awards as it deems appropriate.

(b) Delivery of Stock Certificates. Delivery of stock certificates to participants under this Plan shall be deemed effected for all purposes when the Company or a stock transfer agent of the Company shall have delivered such certificates in the United States mail, addressed to the participant, at the participant’s last known address on file with the Company.

(c) Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of the Plan or grant of any Award under the Plan does not confer upon any employee any right to continued employment with the Company or any Affiliate.

(d) Lock-Up Agreement. By accepting any Award, the recipient shall be deemed to have agreed that, if so requested by the Company or by the underwriters managing any offering of securities of the Company that is the subject of a registration statement filed under the United States Securities Act of 1933, as amended from time to time (the “Act” ) , the recipient will not, without the prior written consent of the Company or such underwriters, as the case may be, sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any shares subject to any such Award during the Lock-up Period, as defined below. The “Lock-Up Period” shall mean a period of time not to exceed 180 days, plus such additional number of days (not to exceed 35) as may reasonably be requested to enable the underwriter(s) of such offering to comply with Rule 2711(f) of the Financial Industry Regulatory Authority or any amendment or successor thereto from the effective date of the registration statement under the Act for such offering , or, if greater, such number of days as shall have been agreed to by each director and executive officer of the Company in connection with such offering in a substantially similar lock-up agreement by which each such director and executive officer is bound. If requested by the Company or such underwriters, the recipient shall enter into an agreement with such underwriters consistent with the foregoing.

SECTION 18. Effective Date of Plan.

This Plan shall become effective upon its adoption by the Company’s Board of Directors. If the Plan shall not be approved by the stockholders of the Company within twelve months following its adoption, this Plan shall terminate and be of no further force or effect.

SECTION 19. Governing Law.

This Plan shall be governed by, and construed and enforced in accordance with, the substantive laws of The Commonwealth of Massachusetts, without regard to its principles of conflicts of laws.

ANNUAL MEETING OF STOCKHOLDERS OF

ABIOMED, Inc.

August 13, 2014

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement and Proxy Card

are available at http://www.abiomed.com/proxy

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢ 20233300000000000000 1	081314

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

							FOR	AGAINST	ABSTAIN
1. Election of Directors:					2.	Approval on an Advisory Basis, the Compensation of the Named Executive Officers	☐	☐	☐

		NOMINEES:
☐	FOR ALL NOMINEES	¡ Dorothy E. Puhy ¡ Paul Thomas	Class I Class I		3.	Approval of Amendments to Second Amended and Restated 2008 Stock Incentive Plan	☐	☐	☐

☐	WITHHOLD AUTHORITY
	FOR ALL NOMINEES				4.	Ratification of Appointment of Independent Registered Public Accounting Firm	☐	☐	☐
☐	FOR ALL EXCEPT (See instructions below)

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PROPOSAL, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH NOMINEE LISTED IN PROPOSAL 1, AND FOR PROPOSALS 2, 3 AND 4.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●					Please promptly date and sign this proxy and mail it in the enclosed envelope to ensure representation of your shares. No postage need be affixed if mailed in the United States.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.				☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
¢			¢

0	¢

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

ABIOMED, Inc.

PROXY

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH PROPOSAL

The undersigned, revoking all prior proxies, hereby appoints Michael R. Minogue, Robert L. Bowen and Stephen C. McEvoy, and each of them acting singly, proxies, with full power of substitution, to vote all shares of capital stock of ABIOMED, Inc. which the undersigned is entitled to vote at the 2014 Annual Meeting of Stockholders of ABIOMED, Inc., to be held on August 13, 2014, and at any adjournments or postponements thereof, upon the matters set forth in the Notice of Annual Meeting and the related Proxy Statement, copies of which have been received by the undersigned, and in their discretion upon any business that may properly come before the meeting or any adjournment or postponement thereof. Attendance of the undersigned at the Annual Meeting or any adjournment or postponement thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate the intention of the undersigned to vote the shares represented hereby in person prior to the exercise of this proxy.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE (Please fill in the reverse side and mail in enclosed envelope)	SEE REVERSE SIDE

¢	14475	¢